UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Expedia, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2015

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Expedia, Inc., which will be held on Tuesday, June 16, 2015, at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

At the Annual Meeting, you will be asked (1) to elect ten directors, (2) to approve the Third Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan, including an amendment to increase the number of shares of Expedia common stock authorized for issuance thereunder by 8,000,000, and (3) to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2015. The Board of Directors unanimously recommends that you vote FOR each of the nominees listed in item 1, and FOR items 2 and 3.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the Annual Meeting, you may vote in person if you wish, even though you have previously submitted your vote.

Sincerely,

Dara Khosrowshahi Chief Executive Officer 333 108th Avenue N.E. Bellevue, Washington 98004

EXPEDIA, INC.

333 108th Avenue N.E.

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Expedia, Inc., a Delaware corporation, will be held Tuesday, June 16, 2015, at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

Items of business at the Annual Meeting will be:

1.	To elect the ten directors named in this proxy statement, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors);

2.	To approve the Third Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan, including an amendment to increase the number of shares of Expedia common stock authorized for issuance thereunder by 8,000,000;

3.	To ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2015; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of outstanding shares of Expedia capital stock at the close of business on April 17, 2015 are entitled to notice of, to attend, and to vote at the Annual Meeting and any adjournments or postponements thereof.

We are furnishing proxy materials to our stockholders primarily via the internet instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On or about April 30, 2015, we will send a Notice of Internet Availability of Proxy Materials to the holders of record and beneficial owners of our capital stock as of the close of business on the record date and also provide access to our proxy materials over the internet.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you should bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you will need to bring a proxy or letter from that broker, bank or other holder of record that confirms you are the beneficial owner of those shares, together with a form of photo identification.

By order of the Board of Directors,

Robert J. Dzielak Executive Vice President, General Counsel and Secretary

April 30, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on June 16, 2015

This Proxy Statement and the 2014 Annual Report are available at:

www.RRDEZProxy.com/2015/EXPE

Page
PROCEDURAL MATTERS	1
Date, Time and Place of Meeting	1
Record Date	1
Quorum	1
Voting Rights	1
Solicitation of Proxies	2
Voting by Proxy	2
Voting in Person at the Annual Meeting	3
Abstentions and Broker Non-Votes	3
Revocation of Proxies	4
Other Business	4

PROPOSAL 1: ELECTION OF DIRECTORS	5
Nominees	5
Board of Directors	9
Board Committees	11
Director Nominations	12
Communications with the Board	13
Compensation of Non-Employee Directors	13
Compensation Committee Interlocks and Insider Participation	15
Required Vote	15

PROPOSAL 2: APPROVAL OF THE THIRD AMENDED AND RESTATED EXPEDIA, INC. 2005 STOCK AND ANNUAL INCENTIVE PLAN, INCLUDING AN AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 8,000,000	16
Required Vote	23

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
Required Vote	25

AUDIT COMMITTEE REPORT	26
Fees Paid to Our Independent Registered Public Accounting Firm	27
Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm Fees	27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28
Section 16(a) Beneficial Ownership Reporting Compliance	30
Information Concerning Executive Officers	30

COMPENSATION DISCUSSION AND ANALYSIS	31

COMPENSATION COMMITTEE REPORT	44

EXECUTIVE COMPENSATION	45
2014 Summary Compensation Table	45
2014 Grants of Plan-Based Awards	47
Outstanding Equity Awards at 2014 Year-End	48
2014 Option Exercises and Stock Vested	49
Potential Payments Upon Termination or Change in Control	49
Estimated Potential Incremental Payments Upon Termination or Change in Control	53

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	55
Review and Approval or Ratification of Related Person Transactions	55
Relationships Involving Significant Stockholders, Named Executive Officers and Directors	55

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Page
ANNUAL REPORTS	57

HOUSEHOLDING	57

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE 2016 ANNUAL MEETING	57

APPENDIX A: THIRD AMENDED AND RESTATED EXPEDIA, INC. 2005 STOCK AND ANNUAL INCENTIVE PLAN

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PROCEDURAL MATTERS

This Proxy Statement is being furnished to holders of common stock and Class B common stock of Expedia, Inc., a Delaware corporation, in connection with the solicitation of proxies by Expedia’s Board of Directors for use at its 2015 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Expedia’s principal offices are located at 333 108th Avenue N.E., Bellevue, Washington 98004. This Proxy Statement is being made available to Expedia stockholders on or about April 30, 2015.

Date, Time and Place of Meeting

The Annual Meeting will be held on Tuesday, June 16, 2015, at 8:00 a.m. local time at 8800 West Sunset Boulevard, West Hollywood, California 90069.

Only stockholders and persons holding proxies from stockholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Use of cameras and recording devices will not be permitted at the Annual Meeting.

Record Date

The Board of Directors established the close of business on April 17, 2015 as the record date for determining the holders of Expedia stock entitled to notice of and to vote at the Annual Meeting. On the record date, 114,762,076 shares of common stock and 12,799,999 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting.

Quorum

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all previously submitted proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast by holders of Expedia common stock and Class B common stock at the 2015 Annual Meeting constitutes a quorum. In the election of the three directors whom the holders of Expedia common stock are entitled to elect as a separate class, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of votes of the outstanding common stock constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters as well. Shares of Expedia stock represented by a properly executed proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Voting Rights

Expedia stockholders are entitled to one vote for each share of common stock and ten votes for each share of Class B common stock held as of the record date, voting together as a single voting group, in:

•	the election of seven of the ten director nominees,

•	the approval of the Third Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Amended 2005 Plan’); and

•	the ratification of the appointment of Expedia’s independent registered public accounting firm.

Expedia stockholders are entitled to one vote for each share of common stock held as of the record date in the election of the three director nominees that the holders of Expedia common stock are entitled to elect as a separate class pursuant to the Company’s amended and restated certificate of incorporation.

Barry Diller, the Chairman and Senior Executive of Expedia, generally controls the vote of shares that he owns as well as, pursuant to an irrevocable proxy, those shares beneficially owned by Liberty Interactive Corporation (“Liberty Interactive”) and its subsidiaries. Based on information filed on a Schedule 13D/A by Mr. Diller and Liberty Interactive on October 8, 2014, a Form 4 filed by Mr. Diller on March 15, 2013, and a Form 4 filed by Liberty Interactive on April 14, 2015 referencing shares subsequently purchased on April 21, 2015, Mr. Diller and Liberty Interactive together beneficially own approximately 14% of the outstanding shares of common stock (or 24% assuming exercise of Mr. Diller’s vested stock options and conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding shares of Class B common stock and, consequently, approximately 60% of the combined voting power of the outstanding Expedia capital stock as of the record date. As a result, regardless of the vote of any other Expedia stockholder, Mr. Diller has control over the vote relating to the election of seven of the ten director nominees, the ratification of the appointment of Expedia’s independent registered public accounting firm, the vote, on an advisory basis, on Expedia’s executive compensation and the stockholder proposal on political contributions and expenditures, if properly presented at the Annual Meeting.

Solicitation of Proxies

Expedia will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Expedia, without additional compensation, may solicit proxies from stockholders by telephone, by letter, by facsimile, in person or otherwise. Following the original mailing of the proxies and other soliciting materials, Expedia will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Expedia capital stock and to request authority for the exercise of proxies. In such cases, Expedia, upon the request of the brokers, trusts, banks and other stockholder nominees, will reimburse such holders for their reasonable expenses.

Voting by Proxy

You may direct how your shares are voted by proxy, without attending the Annual Meeting. The manner in which your shares may be voted by proxy depends on whether you are a:

•	Registered stockholder: your shares are represented by certificates or book entries in your name on the records of the Company’s stock transfer agent;

•	401(k) plan participant: your shares are held in Expedia’s 401(k) plan for employees; or

•	Beneficial stockholder: you hold your shares “in street name” through a broker, trust, bank or other nominee.

You may vote your shares by proxy in any of the following three ways:

•

Using the Internet. Registered stockholders and 401(k) plan participants may vote using the internet by going to www.investorvote.com/EXPE and following the instructions. Beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee.

•

By Telephone. Registered stockholders and 401(k) plan participants may vote, from within the United States, using any touch-tone telephone by calling 1-800-652-VOTE (8683) and following the recorded instructions. Beneficial owners may vote, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on your Notice of Internet Availability of Proxy Materials or other voting instruction form provided by your broker, trust, bank or other nominee.

•

By Mail. Registered stockholders and 401(k) plan participants may submit proxies by mail by requesting printed proxy cards and marking, signing and dating the printed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by marking, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If you are a stockholder of record and submit your proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each of the proposals described in this Proxy Statement.

Expedia is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of elections can determine that such proxy was authorized by the stockholder (Delaware General Corporation Law section 212(c)). The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Voting in Person at the Annual Meeting

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone or the internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

If you hold Expedia shares in street name or in Expedia’s 401(k) Plan, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for a vote.

Non-Discretionary Items. The election of directors and the approval of the Amended 2005 Plan are non-discretionary items and may NOT be voted on by your broker, bank or other nominee absent specific voting instructions from you.

Discretionary Items. The ratification of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2015 is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions may vote on this proposal in their discretion.

The trustee of Expedia’s 401(k) plan for employees, Fidelity Management Trust Company, will vote Expedia common stock credited to employee accounts in accordance with such employees’ voting instructions. The trustee will vote the 401(k) plan stock for which voting instructions are not received in the same proportion as the shares for which voting instructions are received.

Revocation of Proxies

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If you are a registered stockholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, or (ii) submitting a later-dated proxy relating to the same stock by mail, telephone or the internet prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and properly giving notice of revocation to the inspector of election or voting in person. Registered holders may send any written notice or request for a new proxy card to Expedia, Inc., c/o Computershare, P.O. Box 30170, College Station, TX 77842-3170, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the internet. Registered holders may also request a new proxy card by calling 1-866-202-9254.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting of Stockholders. The Board has no knowledge of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to vote via the internet, by telephone or by returning your marked, signed and dated proxy card so that your shares will be represented at the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, a board of ten directors will be elected to hold office until the next annual meeting of stockholders or until their successors shall have been duly elected and qualified (or, if earlier, any director’s removal or resignation from the Board of Directors). The Company’s amended and restated certificate of incorporation provides that the holders of the Company’s common stock, acting as a single class, are entitled to elect a number of directors equal to 25% percent of the total number of directors, rounded up to the next whole number of directors, which is currently three directors. The Board has designated Messrs. Battle, Jacobson and Kern as nominees for the positions on the Board to be elected by the holders of Expedia common stock voting as a separate class. Pursuant to an Amended and Restated Governance Agreement among Expedia, Liberty Interactive and Mr. Diller dated December 20, 2011 (the “Governance Agreement”), Liberty Interactive has the right to nominate up to a number of directors equal to 20% of the total number of the directors on the Board (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Interactive are satisfied. Liberty Interactive has designated Dr. Malone and Ms. Coe as its nominees to the Board. Although management does not anticipate that any of the nominees named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute nominee designated by the Board.

The name and certain background information regarding each nominee, as of April 1, 2015, are set forth below. There are no family relationships among directors or executive officers of Expedia. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board of Directors to the conclusion that he or she should be nominated as a director, each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to Expedia and our Board as demonstrated by the nominee’s past service. All of our director-nominees also have extensive management experience in complex organizations. The Board considered the NASDAQ requirement that the Company’s Audit Committee be composed of at least three independent directors, as well as specific NASDAQ and Securities and Exchange Commission (“SEC”) requirements regarding financial literacy and expertise.

Name	Age	Position With Expedia, Inc.
Barry Diller	73	Chairman and Senior Executive
Victor A. Kaufman	71	Director and Vice Chairman
Dara Khosrowshahi	45	Director and Chief Executive Officer
A. George “Skip” Battle	71	Director
Pamela L. Coe	55	Director
Jonathan L. Dolgen	69	Director
Craig A. Jacobson	62	Director
Peter M. Kern	47	Director
John C. Malone	74	Director
José A. Tazón	72	Director

Barry Diller has been the Chairman of the Board and Senior Executive of Expedia since the completion of the Company’s spin-off from IAC/InterActiveCorp (“IAC”) on August 9, 2005 (the “IAC/Expedia Spin-Off”). Mr. Diller held the positions of Chairman of the Board and Chief Executive Officer of IAC/InterActiveCorp and its predecessors since August 1995 and ceased serving as Chief Executive Officer in December 2010. Mr. Diller has served as Special Advisor to TripAdvisor, Inc., an online travel company, since April 2013 and served as its Chairman of the Board and Senior Executive from December 2011, when it was spun off from Expedia, Inc., until December 2012, and was a member of its Board until April 2013. Mr. Diller served as the non-executive Chairman of the Board of Ticketmaster Entertainment, Inc. from 2008 to 2010, when it merged with Live Nation,

Inc. to form Live Nation Entertainment, Inc. Mr. Diller served as the non-executive Chairman of the Board of Live Nation Entertainment, Inc. from January 2010 to October 2010 and was a member of its Board until January 2011. He also served as Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994 and as the Chairman of the Board and Chief Executive Officer of Fox, Inc. from 1984 to 1992. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is currently a member of the Boards of Directors of The Coca-Cola Company and Graham Holdings Company (formerly The Washington Post Company). Mr. Diller is also a member of the Board of Councilors for the University of Southern California’s School of Cinematic Arts, the New York University Board of Trustees, and the Executive Board for the Medical Sciences of the University of California, Los Angeles and previously served as a member of the Council on Foreign Relations.

Board Membership Qualifications: As result of his involvement with Expedia both while it was operated within IAC and since the IAC/Expedia Spin-Off, Mr. Diller has a great depth of knowledge and experience regarding Expedia and its businesses. Mr. Diller has extensive management experience, broad international exposure and emerging market experience and innovation and technology experience, including through his service as Chief Executive Officer of media and interactive commerce companies, as well as experience as a director serving on other public company boards, including as Chairman. Mr. Diller also effectively controls Expedia.

Victor A. Kaufman has been a director and the Vice Chairman of Expedia since completion of the IAC/Expedia Spin-Off. Mr. Kaufman has been a director of IAC (and its predecessors) since December 1996 and has served as the Vice Chairman of IAC since October 1999. Mr. Kaufman served as a director of TripAdvisor, Inc. from the completion of the TripAdvisor Spin-Off until February 2013. Mr. Kaufman previously served as Vice Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 2010 and as a director of Live Nation Entertainment from January 2010 through December 2010. Mr. Kaufman served in the Office of the Chairman of IAC from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as the Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in those capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star’s successor company, Columbia Pictures Entertainment, Inc. He resigned from those positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

Board Membership Qualifications: Mr. Kaufman has unique knowledge of and experience with Expedia and its businesses gained through his involvement with Expedia both while it was operated within IAC and since the IAC/Expedia Spin-Off. Mr. Kaufman also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions, as well as experience as a director serving on other public company boards.

Dara Khosrowshahi has been a director and the Chief Executive Officer of Expedia since completion of the IAC/Expedia Spin-Off. Mr. Khosrowshahi served as director of TripAdvisor, Inc., from the TripAdvisor Spin-Off until February 2013. Mr. Khosrowshahi served as the Chief Executive Officer of IAC Travel, a division of IAC, from January 2005 to the IAC/Expedia Spin-Off date. Prior to his tenure as Chief Executive Officer of IAC Travel, Mr. Khosrowshahi served as Executive Vice President and Chief Financial Officer of IAC from January 2002 to January 2005. Mr. Khosrowshahi served as IAC’s Executive Vice President, Operations and Strategic Planning, from July 2000 to January 2002 and as President, USA Networks Interactive, a division of IAC, from 1999 to 2000. Mr. Khosrowshahi joined IAC in 1998 as Vice President of Strategic Planning and was promoted to Senior Vice President in 1999. Mr. Khosrowshahi worked at Allen & Company LLC from 1991 to 1998, where he served as Vice President from 1995 to 1998. Mr. Khosrowshahi is currently a member of the Boards of Directors of elong, Inc., a majority-owned subsidiary of Expedia, and Fanatics Inc.

Board Membership Qualifications: Mr. Khosrowshahi possesses in-depth experience with and knowledge of the online travel industry gained through his service as Chief Executive Officer of IAC Travel prior to the

IAC/Expedia Spin-Off, as Chief Executive Officer of Expedia since the IAC/Expedia Spin-Off and as a director of TripAdvisor, Inc. following the TripAdvisor Spin-Off. Mr. Khosrowshahi also has a high level of financial literacy and expertise regarding mergers, acquisitions, investments and other strategic transactions.

A. George “Skip” Battle has been a director of Expedia since completion of the IAC/Expedia Spin-Off. Mr. Battle previously served as the Executive Chairman of Ask Jeeves, Inc. from January 2004 through July 2005 and as its Chief Executive Officer from December 2000 until January 2004. Mr. Battle was a business consultant and investor and served as a member of the boards of directors of several technology companies from 1995 to 2000. Prior thereto, Mr. Battle served with Andersen Consulting in various roles, including Worldwide Managing Partner, Market Development, until his retirement from Andersen Consulting in 1995. Mr. Battle is currently Chairman of the Board of Fair Isaac Corporation, a position he has held since 2002, and serves as lead independent director on the Board of Directors of LinkedIn Corporation, a position he has held since December 2010. He is also a director of Netflix, Inc., Workday, Inc. and one nonprofit organization. Mr. Battle also served as a director of PeopleSoft, Inc. from 1995 until its acquisition by Oracle Corp. in 2004, of Barra, Inc. from 1996 until 2004, Advent Software, Inc. from 2006 to May 2011, the Masters Select family of funds (all registered investment companies) from August 1996 until December 2012, Sungevity, Inc. from February 2010 until January 2013 and of OpenTable, Inc. from January 2006 until July 2014. Mr. Battle holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Board Membership Qualifications: Mr. Battle has extensive financial, strategic, operational, and corporate governance experience, acquired through his more than 25 years as a business consultant as well as his prior service as a chief executive officer. Mr. Battle also has experience as a director serving on other public company boards.

Pamela L. Coe has been a director of Expedia since November 2012. Ms. Coe is currently Vice President, Deputy General Counsel and Secretary of Liberty Interactive and Liberty Media Corporation and has served in those capacities for more than the past five years. She also serves in those capacities for Liberty TripAdvisor Holdings, Inc. and Liberty Broadband Corporation. Prior to joining Liberty, Ms. Coe served as Senior Counsel, Finance at Liberty’s predecessor parent company, Tele-Communications, Inc. (“TCI”). Prior to her tenure at TCI, Ms. Coe was a partner in a major San Francisco-based law firm, specializing in corporate, securities and banking law.

Board Membership Qualifications: Ms. Coe was nominated as a director by Liberty Interactive, which currently has the right to nominate two individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement. Ms. Coe has significant legal and business knowledge and experience, including experience in corporate governance matters, securities law, and executive compensation and compliance matters.

Jonathan L. Dolgen has been a director of Expedia since completion of the IAC/Expedia Spin-Off. From July 2004 until April 2010, Mr. Dolgen was a Senior Advisor to Viacom, Inc. (“Old Viacom”), a worldwide entertainment and media company, where he provided advisory services to the chief executive officer of Old Viacom, or others designated by him, on an as-requested basis. Effective December 31, 2005, Old Viacom was separated into two publicly traded companies, Viacom Inc. (“New Viacom”) and CBS Corporation. From the separation of Old Viacom, Mr. Dolgen provided advisory services to the chief executive officer of New Viacom, or others designated by him, on an as-requested basis. Since July 2004, Mr. Dolgen has been a private investor, and since September 2004, Mr. Dolgen has been the principal of Wood River Ventures, LLC, a private entity that seeks investment and other opportunities, primarily in the media sector. From April 2005 until April 2013, Mr. Dolgen, through Wood River, had an arrangement with Madison Dearborn Partners, LLC to seek investment opportunities and consult, primarily in the media sector. From October 2006 through March 2008, Mr. Dolgen served as senior consultant for ArtistDirect, Inc. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Old Viacom, where he oversaw various operations of Old Viacom’s businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. As a result of the separation of Old Viacom, Old Viacom’s motion picture production and distribution and theatrical exhibition business became part of New Viacom’s businesses, and substantially all of the remaining businesses of Old Viacom overseen by Mr. Dolgen remained with CBS Corporation. Mr. Dolgen began his career in the entertainment industry in 1976 and, until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen has also been a director of Live Nation Entertainment, Inc. since its formation following the merger of Live Nation, Inc. and Ticketmaster in January 2010. Prior to the merger, Mr. Dolgen was a director of Ticketmaster from August 2008. From October 2004 until September 2008, Mr. Dolgen was a director of Charter Communications, Inc. He is also a member of the Board of Trustees of the Claremont Graduate School and a director of the Simon Wiesenthal Center. Mr. Dolgen holds a B.S. from Cornell University and a J.D. from New York University.

Board Membership Qualifications: Mr. Dolgen has extensive high-level executive management experience, including prior service as a Chief Executive Officer. Mr. Dolgen also has experience as a director serving on other public company boards. Mr. Dolgen has significant expertise in both traditional and new media.

Craig A. Jacobson has been a director of Expedia since December 2007. Mr. Jacobson is a founding partner at the law firm of Hansen, Jacobson, Teller, Hoberman, Newman, Warren, Richman, Rush & Kaller, L.L.P., where he has practiced entertainment law for the past 25 years. Mr. Jacobson is a member of the Board of Directors of Charter Communications and Tribune Media Company. Mr. Jacobson was a director of Ticketmaster from August 2008 until its merger with Live Nation, Inc. in January 2010, Aver Media, a privately-held Canadian lending institution, and Eventful Inc., digital media company.

Board Membership Qualifications: Mr. Jacobson has extensive legal and business knowledge and experience in corporate governance matters. Mr. Jacobson also has significant financial knowledge gained during his more than twenty-five years practicing law as well as his service as a director serving on public and private company boards.

Peter M. Kern has been a director of Expedia since completion of the IAC/Expedia Spin-Off. Mr. Kern is a Managing Partner of InterMedia Partners VII, LP, a private equity firm. Prior to joining InterMedia, Mr. Kern was Senior Managing Director and Principal of Alpine Capital LLC. Prior to Alpine Capital, Mr. Kern founded Gemini Associates in 1996 and served as President from its inception through its merger with Alpine Capital in 2001. Prior to founding Gemini Associates, Mr. Kern was at the Home Shopping Network and Whittle Communications. Since April 2013, Mr. Kern has served as Chairman of the Board of Directors of Hemisphere Media Group, Inc., a publicly-traded Spanish-language media company. Mr. Kern also serves on the boards of a number of private companies, including Luxury Retreats International Holdings, Inc. and Up Entertainment, LLC. Mr. Kern holds a B.S. degree from the Wharton School at the University of Pennsylvania.

Board Membership Qualifications: Through his extensive background in private equity and as a director of several private companies, as well as prior experience in senior executive positions, Mr. Kern has a high level of financial expertise and background in analyzing investments and strategic transactions.

John C. Malone has been a director of Expedia since completion of the IAC/Expedia Spin-Off, other than for a brief period in November/December 2012. Dr. Malone has served as the Chairman of the Board and a director of Liberty Interactive Corporation (including its predecessors) since 1994, as Chairman of the Board of Liberty Media Corporation (including its predecessors) since August 2011 and as a director since December 2010, as Chairman of the Board of Liberty TripAdvisor Holdings, Inc. since 2014 and as Chairman of the Board of Liberty Broadband Corporation since November 2014. He served as Liberty Interactive Corporation’s Chief Executive Officer from August 2005 through February 2006. Dr. Malone has also served as the Chairman of the Board of Liberty Global plc since June 2013, having previously served as Chairman of the Board of Liberty Global plc’s predecessor, Liberty Global, Inc. from June 2005 to June 2013. Dr. Malone has also served as a director of Discovery Communications, Inc., since September 2008. He previously served as: (i) a director of Ascent Capital Group, Inc. from January 2010 to September 2012, (ii) a director of Live Nation Entertainment, Inc. from January 2010 to February 2011, (iii) the Chairman of the Board of DIRECTV from November 2009 to June 2010, and DIRECTV’s predecessor, The DIRECTV Group, Inc., from February 2008 to November 2009,

(iv) a director of IAC/InterActiveCorp from May 2006 to June 2010, (v) a director of Discovery Holding Company, from May 2005 to September 2008, and as Chairman of the Board from March 2005 to September 2008, and (vi) a director of Sirius XM Radio Inc. from April 2009 to May 2013.

Board Membership Qualifications: Dr. Malone was nominated as a director by Liberty Interactive, which currently has the right to nominate two individuals for election to Expedia’s Board of Directors pursuant to the Governance Agreement. Dr. Malone is a leader in the media and telecommunications industry and has extensive senior executive experience as well as experience as a director serving on other public company boards.

José A. Tazón has been a director of Expedia since March 2009. Since January 1, 2009, Mr. Tazón has served as the non-executive Chairman of the Board of Directors of Amadeus IT Group S.A., a leading provider of IT solutions to the travel and tourism industry. Mr. Tazón served as Amadeus’ President and Chief Executive Officer from October 1990 until December 2008. Prior to joining Amadeus, Mr. Tazón worked at Iberian Airlines from 1975 until 1987, where he served as Head of Systems Planning from 1983 until 1987. Mr. Tazón received advanced degrees in Telecommunications Engineering and Data Processing from the Universidad Politécnica, Madrid, Spain.

Board Membership Qualifications: Mr. Tazón has extensive senior-level management experience, including eighteen years as a chief executive officer. He also has a wealth of knowledge of the travel and tourism industry, including insight and understanding of technology solutions related to the industry, and a strong background in the global travel marketplace.

Board of Directors

Controlled Company Status. Expedia is subject to the NASDAQ Stock Market Listing Rules. These rules exempt “controlled companies,” or companies of which more than 50% of the voting power is held by an individual, a group or another company, such as Expedia, from certain requirements.

Pursuant to an amended and restated stockholders agreement dated December 20, 2011 (the “Stockholders Agreement”), by and between Liberty Interactive and Mr. Diller, Mr. Diller generally controls the vote of shares that he owns as well as those shares beneficially owned by Liberty Interactive. Based on information filed by Mr. Diller and Liberty Interactive and certain of their affiliates on a Statement of Beneficial Ownership on Schedule 13D/A, filed on October 8, 2014, a Form 4 filed by Mr. Diller on March 15, 2013, and a Form 4 filed by Liberty Interactive on April 14, 2015 referencing shares subsequently purchased on April 21, 2015, Mr. Diller and Liberty Interactive together beneficially own, as of the record date, approximately 14% of the outstanding common stock (or 24% assuming exercise of Mr. Diller’s vested stock options and conversion of all shares of Class B common stock into shares of common stock) and 100% of the outstanding Class B common stock and, consequently, approximately 60% of the combined voting power of the outstanding Expedia capital stock. On this basis, Expedia is relying on the exemption for controlled companies from certain NASDAQ requirements, including, among others, the requirement that a majority of the Board of Directors be composed of independent directors, the requirement that the Compensation Committee be composed solely of independent directors and certain requirements relating to the nomination of directors.

Director Independence. The Board of Directors has determined that each of Messrs. Battle, Dolgen, Jacobson, Kern and Tazón is an “independent director” as defined by the NASDAQ listing rules. In making its independence determinations, the Board considered the applicable legal standards and any relevant transactions, relationships or arrangements, including legal services provided to a subsidiary of IAC by the law firm in which Mr. Jacobson is a partner and Mr. Tazón’s service as non-executive chairman of Amadeus, a company with which Expedia has a contractual relationship.

The Board. The Board of Directors met five times in 2014. For 2014, each director attended more than 75% of the meetings of the Board and the Board committees on which they served. The independent directors meet in regularly scheduled sessions, typically before or after each Board meeting, without the presence of management. Directors are encouraged, but not required to attend annual meetings of Expedia stockholders. Six members of the Board attended the 2014 Annual Meeting of Stockholders.

Board Leadership Structure. Mr. Diller serves as the Chairman and also serves as Senior Executive of the Company, and Mr. Khosrowshahi serves as Chief Executive Officer of the Company. The roles of Chief Executive Officer and Chairman of the Board are currently separated in recognition of the differences between the two roles. We believe that it is in the best interests of our stockholders for the Board to make a determination regarding the separation or combination of these roles each time it elects a new Chairman or appoints a Chief Executive Officer, based on the relevant facts and circumstances applicable at such time. Independent members of the Board chair our Audit, Compensation and Section 16 Committees. Expedia has had the current leadership structure since the completion of its spin-off from IAC in 2005.

Board’s Role in Risk Oversight. As part of its general oversight duties, the Board of Directors oversees the Company’s risk management. The Chief Executive Officer, Chief Financial Officer and General Counsel attend quarterly Board meetings and discuss operational risks with the Board. Management also provides quarterly reports and presentations on strategic risks to the Board. Between quarterly meetings, the Chief Financial Officer and General Counsel meet regularly with the Executive Committee, and the members are informed of any immediate risks at such meetings.

In addition, the Audit Committee is responsible for discussing with management the Company’s major financial risks and the steps management has taken to monitor and control such risks, including the Company’s risk assessment and risk management policies. The Audit Committee also has oversight responsibility for the Company’s foreign exchange risk management policy and investment management policy. In fulfilling its responsibilities, the Audit Committee receives regular reports from the Chief Financial Officer, General Counsel, Vice President of Internal Audit, Treasurer, Chief Technology Officer and Chief Accounting Officer. In addition, the Committee reviews the results of the annual risk assessment survey of key company leaders. The Vice President of Internal Audit reports directly to the Audit Committee and provides quarterly (or more frequent) reports on the results of internal audits and investigations. The Chairman of the Audit Committee makes regular reports to the Board.

Board Committees

The Board of Directors has the following standing committees: the Audit Committee, the Compensation Committee, the Section 16 Committee and the Executive Committee. The Audit, Compensation and Section 16 Committees operate under written charters adopted by the Board of Directors. These charters are available on the “Corporate Governance” page of the “Investors” section of the Company’s corporate website at www.expediainc.com. The following table sets forth the current members of each Committee and the number of meetings held by, and times that each such Committee took action by unanimous written consent, during 2014. Each Committee member identified below served in the capacities set forth below for all of 2014.

Name	Audit Committee	Compensation Committee	Section 16 Committee	Executive Committee
Barry Diller	—	—	—	X
Victor A. Kaufman	—	—	—	X
Dara Khosrowshahi	—	—	—	X
A. George “Skip” Battle(1)	X (Chair)	—	—	—
Pamela L. Coe	—	X	—	—
Jonathan L. Dolgen(1)	—	X (Chair)	X (Chair)	—
Craig A. Jacobson(1)	X	X	X	—
Peter M. Kern(1)	X	X	X	—
John C. Malone	—	—	—	—
José A. Tazón(1)	—	—	—	—
Number of Meetings	7	7	7	8
Number of Unanimous Written Consents	0	1	1	0

(1)	Independent director.

Audit Committee. Each current Audit Committee member satisfies the independence requirements for Audit Committee members under the current standards imposed by the rules of the SEC and NASDAQ. The Board has determined that each of Messrs. Battle and Kern is an “audit committee financial expert,” as such term is defined in the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee functions pursuant to a written charter adopted by the Board, pursuant to which the Audit Committee is granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. The Audit Committee is appointed by the Board to assist the Board with a variety of matters discussed in detail in the charter, including monitoring: (i) the integrity of the Company’s financial reporting process, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of Company’s internal audit function and the independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements.

The formal report of the Audit Committee with respect to the year ended December 31, 2014, is set forth under the heading “Audit Committee Report” below.

Compensation Committee. With the exception of Ms. Coe, each member satisfies the independence requirements for Compensation Committee members under the current standards imposed by the rules of the SEC and NASDAQ. No member of the Compensation Committee is an employee of Expedia. The Compensation Committee is responsible for (i) administering and overseeing the Company’s executive compensation program, including salary matters, bonus plans and stock compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (see section below titled “Section 16 Committee”). A description of the Company’s processes and procedures for the consideration and determination of executive compensation is included in the section below titled “Compensation Discussion and Analysis.”

Section 16 Committee. Each member of the Section 16 Committee is an “independent director” as defined by the NASDAQ listing rules and satisfies the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Section 16 Committee is authorized to exercise all powers of the Board of Directors with respect to matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to Expedia’s executive officers. Mr. Dolgen is the Chairman of the Section 16 Committee.

Compensation Consultant Independence. During 2014, management retained Compensia, Inc., a compensation consulting firm, to conduct a review of Expedia’s compensation peer groups and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for certain executive officer positions. Neither Compensia, nor any other compensation consultant had any role in determining or recommending the amount or form of executive compensation for 2014. The Compensation Committee considered various factors bearing upon Compensia’s independence including, but not limited to, the amount of fees received by Compensia from Expedia as a percentage of Compensia’s total revenue, Compensia’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Compensia’s independence. After reviewing these and other factors, the Committee determined that Compensia was independent and that its engagement did not present any conflicts of interest.

Compensation Policies and Practices Risk Assessment. Consistent with SEC disclosure requirements, management has assessed compensation policies and practices for Company employees and has concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Executive Committee. The Executive Committee has all the power and authority of the Board of Directors, except those powers specifically reserved to the Board by Delaware law.

Director Nominations

Given the ownership structure of the Company and its status as a “controlled company,” the Board of Directors does not have a nominating committee or other committee performing similar functions or any formal policy on director nominations. Pursuant to the Governance Agreement, Liberty Interactive has the right to nominate a number of directors equal to 20% of the total number of the directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) for election to the Board so long as certain stock ownership requirements are satisfied. The Board does not have specific requirements for eligibility to serve as a director of Expedia, nor does it have a specific policy on diversity. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of Expedia, whether the candidate’s experience and expertise would be beneficial to the Board in rendering service to Expedia, including in providing a mix of Board members that represent a diversity of backgrounds, perspectives and opinions, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board, and whether the candidate is prepared and qualified to represent the best interests of Expedia’s stockholders. Given the controlled status of Expedia, the Board believes the process described above is appropriate. Liberty Interactive has nominated Dr. Malone and Ms. Coe as nominees for 2015. The other nominees to the Board were recommended by the Chairman and then were considered and recommended by the entire Board.

The Board of Directors does not have a formal policy regarding the consideration of director candidates recommended by stockholders, as historically Expedia has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and be accompanied by evidence of the sender’s stock ownership, as well as consent by the candidate to serve as a director if elected. Any director candidate recommendations will be reviewed by the Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director nominee as described above, the recommendation will be shared with the entire Board.

Communications with the Board

Stockholders who wish to communicate with the Board of Directors or a particular director may send such communication to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if deemed appropriate. Communications that are primarily commercial in nature, that are not relevant to stockholders or other interested constituents or that relate to improper or irrelevant topics will generally not be forwarded to the Board or to the specified director(s).

Compensation of Non-Employee Directors

The Board of Directors sets non-employee director compensation, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align directors’ interests with those of our stockholders.

Expedia employees do not receive compensation for services as directors, and Liberty Interactive nominees have historically agreed that they would not receive compensation for their Expedia Board service, including for 2015. During 2014, each non-employee director of Expedia was entitled to receive the following compensation:

•	an annual retainer of $45,000, paid in equal quarterly installments;

•

a grant of restricted stock units (“RSUs”) with a value of $250,000 (based on the closing price of Expedia’s common stock on the NASDAQ Stock Market on the day prior to the grant), upon such director’s initial election to office and annually thereafter on June 1, such RSUs to vest in three equal installments commencing on the first anniversary of the grant date and such RSUs to be entitled to dividends declared and paid on the underlying shares of common stock during the vesting period. In the event of a change in control (as defined in the Second Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Expedia 2005 Plan”) and described in the section below titled “Executive Compensation—Potential Payments Upon Termination or Change in Control”), the RSUs shall vest automatically in full;

•	an annual retainer of $20,000 for each member of the Audit Committee (including the Chairman) and $15,000 for each member of the Compensation Committee (including the Chairman); and

•	an additional annual retainer of $10,000 for the Chairman of the Audit Committee and $10,000 for the Chairman of the Compensation Committee.

Members of the Section 16 Committee do not receive additional compensation for service on that committee. Expedia reimburses directors for all reasonable expenses incurred to attend Board and committee meetings.

Director Stock Ownership Guidelines

In March 2010, the Board of Directors adopted stock ownership guidelines for directors to further align the interests of the directors with the interests of the stockholders of the Company. The director stock ownership guidelines apply to all directors except (i) directors who are also subject to the Company’s Executive Stock Ownership Guidelines and (ii) directors nominated by Liberty Interactive, who do not receive compensation from the Company for service on the Board of Directors, (“Covered Directors”).

Covered Directors are encouraged to hold a number of shares of Expedia common stock during their tenure equal to three times the annual cash retainer (currently $45,000, with the current holding requirement thereby equal to $135,000). Each Covered Director will have three years from the later of (i) the adoption of the policy and (ii) election to the Board of Directors to acquire such shares. If the annual cash retainer is increased during a Covered Director’s service, the Covered Director shall have three years from the date of the increase in the annual cash retainer to acquire the additional stock. Based on the closing price of the Company’s common stock on April 1, 2015, each Covered Director held shares of Expedia common stock with a value significantly greater than $135,000.

Non-Employee Director Deferred Compensation Plan

Under Expedia’s Non-Employee Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units, representing the number of shares of Expedia common stock that could have been purchased on the date such fees would otherwise be payable, or (ii) credited to a cash fund. If any dividends are paid on Expedia common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of the Company, a director will receive (1) with respect to share units, such number of shares of Expedia common stock as the share units represent, and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election.

2014 Non-Employee Director Compensation

As employees of the Company, Messrs. Diller, Kaufman and Khosrowshahi did not receive compensation for service as directors. Dr. Malone and Ms. Coe, both of whom were nominated by Liberty Interactive, also did not receive compensation for their Expedia Board service. The following table shows the 2014 compensation information for the remaining directors of the Company.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
A. George “Skip” Battle(4)	$75,000	$249,953	—	$324,953
Jonathan L. Dolgen(5)	70,000	249,953	—	319,953
Craig A. Jacobson(6)	80,000	249,953	—	329,953
Peter M. Kern(7)	80,000	249,953	—	329,953
José A. Tazón(8)	45,000	249,953	—	294,953

(1)	This column reports the amount of cash compensation earned in 2014 for Board and committee service, including amounts deferred at the director’s election.
(2)	Amounts shown reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the directors. Stock awards consist of RSUs valued using the closing price of Expedia common stock on the NASDAQ Stock Market on the first trading day immediately preceding the grant date.
(3)	Each of Messrs. Battle, Dolgen, Jacobson, Kern and Tazón had 8,125 RSUs outstanding at December 31, 2014.
(4)	Mr. Battle is the Chairman of the Audit Committee.

(5)	Mr. Dolgen is the Chairman of each of the Compensation and Section 16 Committees.
(6)	Mr. Jacobson is a member of each the Audit, Compensation and Section 16 Committees.
(7)	Mr. Kern is a member of each of the Audit, Compensation and Section 16 Committees.
(8)	Mr. Tazón elected to defer his 2014 director fees, net of applicable taxes, pursuant to Expedia’s Non-Employee Director Deferred Compensation Plan, which is described above. At April 1, 2015, Mr. Tazón held a total of 5,272.254 share units.

Compensation Committee Interlocks and Insider Participation

The Board of Directors currently has a Compensation Committee consisting of Messrs. Dolgen, Jacobson and Kern and Ms. Coe and a Section 16 Committee consisting of Messrs. Dolgen, Jacobson and Kern. None of Messrs. Dolgen, Jacobson or Kern, or Ms. Coe was an officer or employee of Expedia, formerly an officer of Expedia, or an executive officer of an entity for which an executive officer of Expedia served as a member of the compensation committee or as a director during the one-year period ended December 31, 2014.

Required Vote

At the Annual Meeting, stockholders will be asked to elect ten members of the Board of Directors, each to hold office for a one-year term ending on the date of the next annual meeting of stockholders or until each such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation).

Election of Messrs. Diller, Kaufman, Khosrowshahi, Dolgen, Malone and Tazón and Ms. Coe as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia common stock and Class B common stock, present in person or represented by proxy, voting together as a single class.

Election of Messrs. Battle, Jacobson and Kern as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of Expedia common stock, present in person or represented by proxy, voting together as a separate class.

For the election of the directors, abstentions and broker non-votes will have no effect because approval by a certain percentage of voting stock present or outstanding is not required.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

PROPOSAL 2:

APPROVAL OF THE THIRD AMENDED AND RESTATED EXPEDIA, INC. 2005 STOCK

AND ANNUAL INCENTIVE PLAN, INCLUDING AN AMENDMENT TO INCREASE THE

NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 8,000,000

Introduction

At the Annual Meeting, our stockholders will be asked to vote to approve the Third Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Amended 2005 Plan”), which includes an amendment to increase the number of shares authorized under the current stock and annual incentive plan by 8,000,000 shares. The Amended 2005 Plan was adopted by our Board of Directors on February 27, 2015, subject to approval by our stockholders.

The Amended 2005 Plan is an important part of the Company’s overall compensation program. It allows the Company to make annual and long-term incentive awards to the Company’s current and prospective officers, employees, directors and consultants. The purpose of the Amended 2005 Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants and to provide them with incentives that are directly linked to the future growth and profitability of the Company’s business.

If the Amended 2005 Plan is approved by stockholders, it will allow awards under the Amended 2005 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code to be tax-deductible. Section 162(m) of the Code generally places a $1 million annual limit on a Company’s tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for a performance-based compensation exception. To qualify as performance-based compensation under Section 162(m) of the Code, the compensation must (among other requirements) be subject to attainment of performance goals that have been disclosed to stockholders and approved by a majority stockholder vote. We are asking stockholders to approve the material terms of the performance goals under the Amended 2005 Plan so that the Company may make awards that qualify as performance-based compensation under Section 162(m), and thus, would be tax deductible. For purposes of Section 162(m), the material terms of the performance goals requiring stockholder approval include the following:

•	the employees eligible to receive awards under the Amended 2005 Plan;

•	the business criteria used as the basis for the performance goals; and

•	the limits on the maximum amount of compensation payable to any employee in a given time period.

By approving the Amended 2005 Plan, the stockholders will be approving, among other things, the eligibility requirements, performance goals and limits on various cash and stock awards contained therein for purposes of Section 162(m).

Key Changes

If approved, the Amended 2005 Plan would make the following key changes to the current stock and annual incentive plan:

Increase in Authorized Shares	Increase the shares authorized for issuance under the Amended 2005 Plan by 8,000,000 shares.
Term of Plan	Extend the term of the plan through the tenth anniversary of the date on which our stockholders approve the Amended 2005 Plan.
Administrative Changes	Make certain other administrative changes.

Promotion of Good Compensation Practices

The Amended 2005 Plan is designed to reinforce the alignment between equity compensation arrangements for officers, employees, directors and consultants, and stockholders’ interests and, as highlighted below, includes a number of provisions that the Company believes represent best practices.

No Discounted Stock Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the date of grant.

No “Repricing” without Stockholder Approval. The Company may not, without the approval of stockholders, (1) reduce the exercise price of an outstanding stock option or the grant price of an outstanding stock appreciation right (“SAR”) or (2) cancel and re-grant an outstanding stock option or SAR or exchange such stock option or SAR for either cash or a new award with a lower (or no) exercise price when the exercise price of such stock option or the grant price of such SAR is above the fair market value of a share of common stock.

No “Evergreen” Provision. There is no “evergreen” feature pursuant to which the shares available for issuance under the Amended 2005 Plan can be automatically replenished.

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Compensation Committee.

No Automatic Grants. The Amended 2005 Plan does not provide for “reload” or other automatic grants to participants.

No Tax Gross-ups. The Amended 2005 Plan does not provide for any tax gross-ups.

Key Data

The following table includes information regarding outstanding equity awards, shares available for future equity awards under the current stock and annual incentive plan and total shares outstanding as of April 1, 2015 (and without giving effect to approval of this Proposal 2):

Total shares underlying outstanding options	18,583,794
Weighted average exercise price of outstanding options	$68.0888
Weighted average remaining contractual life of outstanding options	5.43 years
Total shares underlying outstanding unvested restricted stock units (“RSUs”)	350,864
Total shares currently available for grant	1,243,678
Total shares currently available for grant as full-value awards	1,243,678
Total Shares Outstanding	114,660,838

Based on a review of the Company’s historical practice, the Board believes the shares available for grant under the Amended 2005 Plan, after giving effect to the amendment and restatement, will be sufficient to cover awards for at least the next two years. In 2012, 2013 and 2014, the Company granted equity awards (gross equity grants, which do not reflect the impact of cancellations) representing a total of approximately 6,187,928 shares, 4,214,467 shares and 4,220,944 shares, respectively. These awards reflect a three-year average utilization rate of 3.53%, which is above the Institutional Shareholder Services Consumer Discretionary Group burn rate threshold of 2.50% that ISS applies to our industry. Purchases under our share repurchase program (as described in our Annual Report on Form 10-K) have enabled us to mitigate the dilutive effect of past awards under our equity plan. Absent circumstances not currently accounted for in our projections, such as significant market value fluctuations or acquisitions, the Board expects to continue to grant awards under the Amended 2005 Plan consistent with the Company’s historic share utilization rates.

Summary of Terms of the Amended 2005 Plan

The principal features of the Amended 2005 Plan are described below. This summary is qualified in its entirety by reference to the full text of the Amended 2005 Plan, a copy of which is attached as Appendix A to this Proxy Statement and incorporated into this Proxy Statement by reference. Please refer to Appendix A for more information.

Administration

The Amended 2005 Plan is administered by the Compensation Committee. Among other things, the Compensation Committee has the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of common stock to be covered by each award and to determine the terms and conditions of any such awards.

Term

Awards under the Amended 2005 Plan may be made for ten years following the date that stockholders approve the Amended 2005 Plan at this year’s annual meeting of stockholders.

Eligibility

Awards may be granted under the Amended 2005 Plan to current or prospective officers, employees, directors and consultants of Expedia and Expedia’s subsidiaries and affiliates. Shares of common stock may also be issued under the Amended 2005 Plan pursuant to the adjustment of awards granted under certain IAC and other historical incentive plans. As of April 1, 2015, approximately 12,900 individuals were eligible to participate in the Amended 2005 Plan. During 2014, a total of approximately 1,900 individuals received awards under the plan and as of April 1, 2015, a total of approximately 2,000 individuals had received awards under the plan during 2015.

Shares Subject to the Amended 2005 Plan

The current stock and annual incentive plan authorizes the issuance of up to 48,616,336 shares pursuant to awards under the plan, plus up to approximately 1,895,259 shares pursuant to outstanding adjusted awards that were assumed in connection with the spin-off of the Company from IAC/InterActiveCorp in 2005 (the “IAC/Expedia Spin-Off”). As of April 1, 2015, 1,243,678 shares remained available for grants of new awards under the plan. If stockholders approve the Amended 2005 Plan at the 2015 Annual Meeting of stockholders, the following limitations will apply under the Amended 2005 Plan:

•

Maximum number of shares underlying awards that may be granted: 56,616,336, plus up to approximately 1,895,259 shares pursuant to outstanding adjusted awards that were assumed in connection with the IAC/Expedia Spin-Off

•	Maximum number of shares that may be granted pursuant to incentive stock options: 7,000,000

•	No participant may be granted during any calendar year:

•	stock options and SARs covering in excess of 3,000,000 shares

•	performance-based awards (other than stock options and SARs) intended to qualify under Section 162(m) covering in excess of 2,000,000 shares

The foregoing share limits are subject to adjustment in certain circumstances to prevent dilution or enlargement.

The shares subject to grant under the Amended 2005 Plan are to be made available from authorized but unissued shares or from treasury shares. Other than adjusted awards, to the extent that any award is forfeited or any option or SAR terminates, expires or lapses without being exercised or any award is settled for cash, the shares subject to such awards not delivered as a result thereof will again be available for awards under the Amended 2005 Plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares (by either actual delivery or by attestation), only the number of shares issued net of the shares delivered or attested to will be deemed delivered for purposes of the limits in the plan. To the extent any shares subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations relating to such award, such shares are not deemed to have been delivered for purposes of the limits set forth in the plan.

As indicated above, several types of stock grants can be made under the Amended 2005 Plan. A summary of these grants is set forth below. In addition, Expedia options and Expedia RSUs that converted from IAC options and IAC RSUs in connection with the IAC/Expedia Spin-Off are governed by the Amended 2005 Plan to the extent that the terms and conditions in the Amended 2005 Plan are not inconsistent with the terms and conditions that were applicable to such awards immediately prior to the IAC/Expedia Spin-Off.

Stock Options and SARs

Stock options granted under the Amended 2005 Plan can either be incentive stock options (“ISOs”) or nonqualified stock options. SARs granted under the Amended 2005 Plan can be granted either alone or in tandem with a stock option. The exercise price of options and SARs cannot be less than 100% of the fair market value of the stock underlying the options or SARs on the date of grant. The closing price of Expedia common stock, as reported on the NASDAQ Stock Market, on the last business day of the quarter ended March 31, 2015 was $94.13 per share. Stock options and SARs cannot be repriced without stockholder approval. Optionees may pay the exercise price in cash or, if approved by the Compensation Committee, in shares (valued at their fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of options and SARs are as determined by the Compensation Committee, but a stock option may not have a term longer than ten years from the date of grant. The Compensation Committee determines the vesting and exercise schedule of options and SARs, which the Compensation Committee may waive or accelerate at any time, and the extent to which they will be exercisable after the award holder’s employment terminates. Generally, unvested options and SARs terminate upon the termination of employment, and vested options and SARs will remain exercisable for one year after the award holder’s death, disability or retirement and 90 days after the award holder’s termination for any other reason. Vested options and SARs also terminate upon the optionee’s termination for cause. Stock options and SARs are transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order or, in the case of nonqualified stock options or SARs, as otherwise expressly permitted by the Compensation Committee, including, if so permitted, pursuant to a transfer to the participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise.

Restricted Stock

The Amended 2005 Plan provides for the award of shares that are subject to forfeiture and restrictions on transferability as set forth in the Amended 2005 Plan and as may be otherwise determined by the Compensation Committee. Except for these restrictions and any others imposed by the Compensation Committee, upon the grant of restricted stock, the recipient will have rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock on such terms as will be set forth in the applicable award agreement. Unless otherwise determined by the Compensation Committee, (i) cash dividends on the shares that are the subject of the restricted stock award shall be automatically reinvested in additional restricted stock, held subject to the vesting of the underlying restricted stock, and (ii) dividends payable in shares shall be paid in the form of additional restricted stock, held subject to the vesting of the underlying restricted stock. Restricted stock granted under the Amended 2005 Plan may or may not be subject to performance conditions. During the restriction period set by the Compensation Committee, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the restricted stock.

RSUs

The Amended 2005 Plan authorizes the Compensation Committee to grant RSUs. RSUs are awards denominated in shares that will be settled, subject to the terms and conditions of the RSUs, in an amount in cash, shares or both, based upon the fair market value of a specified number of shares. RSUs are not shares of our common stock and do not entitle the recipients to the rights of a stockholder. The award agreement for RSUs will specify whether, to what extent and on what terms and conditions the applicable participant will be entitled to receive current or delayed payments of cash, shares or other property corresponding to the dividends payable on the shares. RSUs granted under the Amended 2005 Plan may or may not be subject to performance conditions. The recipient may not sell, transfer, pledge or otherwise encumber RSUs granted under the Amended 2005 Plan prior to their vesting.

Other Stock-Based Awards

Other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares, including unrestricted stock, dividend equivalents and convertible debentures, may be granted under the Amended 2005 Plan.

Cash-Based Awards

Cash-based awards may be granted under the Amended 2005 Plan. No participant may be granted cash-based awards that have an aggregate maximum payment value in any calendar year in excess of $10.0 million if the awards are intended to qualify as tax-deductible performance-based compensation under Section 162(m).

On February 27, 2015, the Compensation Committee established the 2015 calendar year annual bonus plan for named executive officers (the “2015 Cash Bonus Plan”). The 2015 Cash Bonus Plan is intended to establish awards that satisfy the performance-based compensation exception under Section 162(m) of the Code. Under the 2015 Cash Bonus Plan, the Compensation Committee established a maximum award opportunity of $10 million for each named executive officer, subject to satisfaction of one of two performance goals. The $10 million award opportunity is established to preserve flexibility under Section 162(m) of the Code to allow deductibility of any bonus that the Compensation Committee determines appropriate. If one of the two performance goals is satisfied, the Compensation Committee retains discretion to reduce the bonus payment to each named executive officer. As of the date of this proxy statement, neither of the applicable performance goals has been satisfied.

Performance Goals

The Amended 2005 Plan provides that performance goals may be established by the Compensation Committee in connection with the grant of any award under the Amended 2005 Plan. In the case of an award intended to qualify for the performance-based compensation exception of Section 162(m) of the Code, such goals will be based on the attainment of specified levels of one or more of the following measures: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, including hotel room night bookings or air tickets sold, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total stockholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing- spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to the Company or any subsidiary, affiliate, division or department of the Company. Such performance goals also may be based upon the attaining of specified levels of Company, subsidiary, affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries.

Change in Control

Unless otherwise provided by the Compensation Committee in an award agreement (and with respect to adjusted awards, only if provided in an applicable award agreement or in the IAC plan under which the award was granted), in the event of a change in control of Expedia, in the case of officers of Expedia, Inc., the Delaware corporation (and not its subsidiaries), who are Senior Vice Presidents and above as of the time of the change in control and, in the case of other employees of Expedia, if provided by the Compensation Committee in an award agreement:

•	any stock options and SARs outstanding that are not then exercisable and vested will become fully exercisable and vested,

•	the restrictions applicable to restricted stock will lapse and such restricted stock will become free of all restrictions and fully vested and transferable, and

•	all RSUs will be considered to be earned and payable in full, any restrictions will lapse and such RSUs will be settled in cash or shares as promptly as practicable.

In addition, in the event that, during the two-year period following a change in control, a participant’s employment is terminated by Expedia, other than for cause or disability, or a participant resigns for good reason:

•

any SARs and stock options outstanding as of the date of termination of employment that were outstanding as of the date of the change in control will become fully exercisable and vested and will remain exercisable for the greater of (1) the period that they would remain exercisable absent the change in control provision and (2) the lesser of the original term or one year following such termination of employment,

•	the restrictions applicable to restricted stock will lapse, and such restricted stock will become free of all restrictions and fully vested and transferable, and

•	all RSUs will be considered to be earned and payable in full, any restrictions will lapse and such RSUs will be settled in cash or shares as promptly as practicable.

Amendment and Discontinuance

The Amended 2005 Plan may be amended, altered or discontinued by the Board of Directors, but no amendment, alteration or discontinuance may impair the rights of an optionee under an option or a recipient of a SAR, restricted stock award, RSU award or cashed-based award previously granted without the optionee’s or recipient’s consent. Amendments to the Amended 2005 Plan will require stockholder approval to the extent such approval is required by law or the listing standards of the applicable exchange. If approved by the stockholders at the Annual Meeting on June 16, 2015, the Amended 2005 Plan will terminate on June 16, 2025.

New Plan Benefits

All awards made under the Amended 2005 Plan are discretionary. Therefore, the benefits and amounts that will be received or allocated under the Amended 2005 Plan are not determinable at this time. The closing price of Expedia common stock, as reported on the NASDAQ Stock Market, on the last business day of the quarter ended March 31, 2015 was $94.13 per share. However, please refer to the “Executive Compensation—2014 Grants of Plan-Based Awards” table below, which provides information on the grants made to the named executive officers in 2014, and to the section above titled “Proposal 1—Election of Directors—Compensation of Non-Employee Directors,” which provides information on grants made to our non-employee directors in the last fiscal year.

Existing Plan Benefits

Pursuant to SEC rules, the table below reflects the number of shares subject to options granted through December 31, 2014 that count against the maximum share authorization of the Amended Plan. These share numbers do not take into account the effect of options that have been cancelled or that expired unexercised and do not reflect shares subject to RSUs that have been granted to participants under the Amended Plan.

	Number of Shares
Barry Diller, Chairman/Senior Executive	374,540	(1)
Dara Khosrowshahi, Chief Executive Officer	1,245,409
Mark D. Okerstrom, Executive Vice President and Chief Financial Officer	432,760
Robert J. Dzielak, Executive Vice President, General Counsel and Secretary	192,126
Victor A. Kaufman, Vice Chairman	279,305
All named executive officers, as a group	2,254,140
All executive officers, as a group (6 persons)	2,569,495
All non-executive officer employees, as a group	8,037,036
All directors as a group	0

(1)	Information excludes 1,895,020 shares, which represent IAC equity-based compensation awards that were converted into Expedia equity-based awards on the effective date of the IAC/Expedia Spin-Off and were outstanding as of December 31, 2014.

U.S. Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of awards made under the Amended 2005 Plan based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the Amended 2005 Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Non-Qualified Stock Options

A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding deduction.

Incentive Stock Options

A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the stock option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such shares are disposed of within such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding deduction. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as capital gain.

SARs

A participant will not recognize taxable income at the time of grant of a SAR, and we will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding deduction.

Restricted Stock

A participant will not recognize taxable income at the time of grant of shares of restricted stock, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company is entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. The Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units

A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Section 162(m) Limitations

As explained above, Section 162(m) of the Code generally places a $1 million annual limit on a Company’s tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for a performance-based compensation exception. The Amended 2005 Plan is designed so that stock options and SARs qualify for this exemption, and it also permits the Compensation Committee to grant other awards designed to qualify for this exception. However, the Compensation Committee reserves the right to grant awards that do not qualify for this exception, and, in some cases, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) of the Code may disallow compensation deductions that would otherwise be available to the Company.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Amended 2005 Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the Amended 2005 Plan.

Required Vote

At the Annual Meeting, stockholders will be asked to approve the Amended 2005 Plan, including an amendment to increase the number of shares authorized for issuance under the Amended 2005 Plan by 8,000,000.

This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia capital stock, present in person or represented by proxy, voting together as a single class.

Abstentions and broker non-votes will be counted toward the tabulation of votes cast on the approval of the proposal to approve the Amended 2005 Plan, including an amendment to increase the number of shares authorized for issuance thereunder by 8,000,000, and will have the same effect as votes against that proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PROPOSAL TO APPROVE THE THIRD AMENDED AND RESTATED EXPEDIA, INC. 2005 STOCK AND ANNUAL INCENTIVE PLAN, INCLUDING AN AMENDMENT TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 8,000,000.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2014, relating to Expedia’s equity compensation plans pursuant to which grants of stock options, restricted stock, RSUs or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (B)		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(C)
Second Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan				6,754,967
Expedia, Inc. Employee Stock Purchase Plans				1,329,361

Equity compensation plans approved by security holders(2)	12,838,564	$52.3240	(3)	8,084,328	(4)
Equity compensation plans not approved by security holders(5)	5,222	—	(6)	100,330	(7)

Total	12,843,786			8,184,658

(1)	Information excludes the following securities, which represent IAC equity-based compensation awards that were converted into Expedia equity-based awards on the effective date of the IAC/Expedia Spin-Off and were outstanding as of December 31, 2014: 1,895,394 securities with a weighted-average exercise price of $30.3811 to be issued upon the exercise of outstanding stock options.
(2)	The Amended 2005 Plan.
(3)	Excludes the following equity-based awards outstanding as of December 31, 2014: (i) 337,013 securities issuable in connection with RSUs for which there is no related exercise price and (ii) grants of 20,947 SARs with a weighted-average exercise price of $55.6834.
(4)	Excludes the proposed 8,000,000 additional authorized shares under the Amended 2005 Plan.
(5)	The Expedia Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Plan”).
(6)	Excludes outstanding share units for which there is no related exercise price.
(7)	In connection with the TripAdvisor Spin-Off and related one-for-two reverse stock split, the number of shares available to grant under Director Deferred Plan was adjusted, such that the market value of shares available for issuance under the Director Deferred Plan was the same immediately before and after the TripAdvisor Spin-Off and one-for-two reverse stock split that was effected immediately prior to the TripAdvisor Spin-Off.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was Expedia’s independent registered public accounting firm for the year ended December 31, 2014. The Audit Committee of the Board of Directors has also appointed Ernst & Young LLP as Expedia’s independent registered public accounting firm for the year ending December 31, 2015.

Selection of Expedia’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders for ratification. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. If the stockholders fail to vote on an advisory basis in favor of the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP and may retain that firm or another firm without resubmitting the matter to Expedia stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Expedia and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Required Vote

At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young LLP as Expedia’s independent registered public accounting firm for 2015. This proposal requires the affirmative vote of a majority of the voting power of the shares of Expedia common stock and Class B common stock, present in person or represented by proxy, and entitled to vote thereon, voting together as a single class.

Abstentions will be counted toward the tabulations of votes cast on the ratification of the independent registered public accounting firm proposal and will have the same effect as votes against the proposal. Brokers have discretion to vote on the proposal for ratification of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS EXPEDIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements, the public reporting process and establishing and maintaining an effective system of internal control over financial reporting. The Company’s independent registered public accounting firm is engaged to audit and express opinions on the conformity of the Company’s financial statements to generally accepted accounting principles and applicable rules and regulations, and the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements and related footnotes for the year ended December 31, 2014, together with the results of the assessment of the internal control over financial reporting, with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed under Public Company Accounting Oversight Board (PCAOB) standards. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm as required by PCAOB rules, and has discussed with the independent registered public accounting firm, their independence from the Company and its management. Finally, the Audit Committee has considered the independent registered public accounting firm’s provision of audit and non-audit services to the Company and concluded that the provision of such services is compatible with the independent registered public accounting firm’s independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Members of the Audit Committee:

A. George “Skip” Battle (Chairman)

Craig A. Jacobson

Peter M. Kern

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2014 and 2013.

	2014	2013
Audit Fees(1)	$6,653,000	$5,182,000
Audit-Related Fees(2)	567,000	192,000

Total Audit and Audit-Related Fees	7,220,000	5,374,000
Tax Fees	13,000	7,100
Other Fees(3)	19,000	23,000

Total Fees	$7,252,000	$5,404,100

(1)	Audit Fees include fees and expenses associated with the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, statutory audits, reviews of the Company’s periodic reports, accounting consultations, reviews of SEC registration statements and consents and other services related to SEC matters.
(2)	Audit-Related Fees include fees and expenses for due diligence in connection with acquisitions, and related accounting consultations.
(3)	Other Fees include fees and expenses for professional education offerings to the Company’s employees, as well as access to Ernst & Young LLP’s online research tools.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm Fees

The Audit Committee has considered the audit and non-audit services provided by Ernst & Young LLP, as described above, and believes that they are compatible with maintaining Ernst & Young LLP’s independence as the Company’s independent registered public accounting firm.

The Audit Committee has adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence from the Company and its management. Unless a type of service to be provided by the Company’s independent registered public accounting firm has received general pre-approval from the Audit Committee, it requires specific pre-approval by the Audit Committee. The payment for any proposed services in excess of pre-approved cost levels requires specific pre-approval by the Audit Committee.

Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to pre-approve services to one or more of its members, and has currently delegated this authority to its Chairman, subject to a limit of $500,000 per approval. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as of April 1, 2015 relating to the beneficial ownership of Expedia’s capital stock by (i) each person or entity known to Expedia to own beneficially more than 5% of the outstanding shares of Expedia’s common stock and Class B common stock, (ii) each director of Expedia, (iii) the named executive officers, and (iv) the executive officers and directors of Expedia, as a group. Unless otherwise indicated, beneficial owners listed in the table may be contacted at Expedia’s corporate headquarters at 333 108th Avenue N.E., Bellevue, Washington 98004.

Shares of Expedia Class B common stock may, at the option of the holder, be converted on a one-for-one basis into shares of Expedia common stock. For each beneficial owner listed, the number of shares of Expedia common stock and the percentage of each such class listed assumes (i) the conversion of Class B common stock, (ii) the exercise of stock options that are or will become exercisable within 60 days of April 1, 2015, and (iii) Expedia RSUs that will have vested within 60 days of April 1, 2015, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other owner.

The percentage of votes for all classes of Expedia’s capital stock is based on one vote for each share of common stock and ten votes for each share of Class B common stock.

	Common Stock			Class B Common Stock			Percent (%) of Votes (All Classes)
Beneficial Owner	Shares		%	Shares		%
Liberty Interactive Corporation 12300 Liberty Boulevard Englewood, CO 80112	23,607,025	(1)	18.48	12,799,999	(2)	100	57.14
Capital World Investors 333 South Hope Street Los Angeles, CA 90071	9,353,000	(3)	8.16	—		—	3.85
JP Morgan Chase & Co. 270 Park Avenue New York, NY 10017	8,071,878	(4)	7.04	—		—	3.33
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,890,001	(5)	6.88	—		—	3.25
Barry Diller	30,334,692	(6)	23.41	12,799,999	(2)	100	59.45
Victor A. Kaufman	273,763	(7)	*	—		—	*
Dara Khosrowshahi	1,206,603	(8)	1.05	—		—	*
A. George “Skip” Battle	29,822		*	—		—	*
Pamela L. Coe	—	(9)	*	—		—	*
Jonathan L. Dolgen	56,382	(10)	*	—		—	*
Craig A. Jacobson	33,732		*	—		—	*
Peter M. Kern	53,747	(11)	*	—		—	*
John C. Malone	—	(9)	*	—		—	*
José A. Tazón	32,939		*	—		—	*
Mark D. Okerstrom	271,927	(12)	*	—		—	*
Robert J. Dzielak	97,443	(13)	*	—		—	*
Lance A. Soliday	32,620	(14)	*	—		—	*
All executive officers, directors and director nominees as a group (13 persons)	32,423,670	(15)	24.76	12,799,999		100	59.97

*	The percentage of shares beneficially owned does not exceed 1% of the class.

(1)	Based on information filed on a Schedule 13D/A with the SEC on October 8, 2014 by Liberty Interactive and Mr. Diller (the “Liberty/Diller Schedule 13D/A”), information filed on a Form 4 with the SEC on September 26, 2014 by Liberty Interactive, and the Company’s records. Consists of 10,542,185 shares of common stock and 12,799,999 shares of Class B common stock held by Liberty USA Holdings, LLC, a wholly owned subsidiary of Liberty Interactive (“Liberty USA”). Also consists of shares relating to the exercise by Liberty USA of its preemptive right to purchase shares of common stock pursuant to the Amended and Restated Governance Agreement, pursuant to which 264,841 shares were purchase at a price per share of $85.24 on April 21, 2015. Pursuant to the Stockholders Agreement described in the section above titled “Board Meetings and Committees,” Mr. Diller generally has the right to vote all the shares of common stock and Class B common stock held by Liberty Interactive and Liberty USA.
(2)	Consists of shares of Class B common stock held by Liberty USA. Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all the shares of Class B common stock held by Liberty Interactive and Liberty USA.
(3)	Based on information filed on a Schedule 13G with the SEC on February 13, 2015 by Capital World Investors, LLC reporting sole voting power and sole dispositive power over 9,353,000 shares of common stock.
(4)	Based on information filed on a Schedule 13G/A with the SEC on January 14, 2015 by JPMorgan Chase & Co. reporting sole voting power over 7,744,853 shares of common stock, shared voting power over 22,131 shares of common stock, sole dispositive power over 8,050,524 shares of common stock and shared dispositive power over 21,039 shares of common stock.
(5)	Based on information filed on a Schedule 13G with the SEC on February 11, 2015 by The Vanguard Group, reporting sole voting power over 175,561 shares of common stock, sole dispositive power over 7,726,390 shares of common stock and shared dispositive power over 163,611 shares of common stock.
(6)	Consists of (i) 4,408,396 shares of common stock owned by Mr. Diller, (ii) options to purchase 2,144,560 shares of common stock held by Mr. Diller that are exercisable within 60 days of April 1, 2015, (iii) 439,552 shares of common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, (iv) 10,542,185 shares of common stock held by Liberty USA (see footnote 1 above), and (v) 12,799,999 shares of Class B common stock held by Liberty USA (see footnote 2 above). Pursuant to the Stockholders Agreement, Mr. Diller generally has the right to vote all the shares of common stock and Class B common stock held by Liberty Interactive and Liberty USA. Excludes shares of common stock and options to purchase shares of common stock held by Mr. Diller’s spouse, as to which Mr. Diller disclaims beneficial ownership.
(7)	Consists of 81,958 shares of common stock and options to purchase 191,805 shares of common stock that are exercisable within 60 days of April 1, 2015.
(8)	Consists of (i) 346,194 shares of common stock held by Mr. Khosrowshahi, (ii) options to purchase 795,409 shares of common stock that are exercisable within 60 days of April 1, 2015, and (iii) 65,000 shares of common stock held by a private foundation as to which Mr. Khosrowshahi disclaims beneficial ownership. Mr. Khosrowshahi is restricted from selling or otherwise transferring 203,360 shares of common stock he holds directly until August 2, 2015.
(9)	Excludes shares of common stock and Class B common stock held by Liberty USA, as to which Ms. Coe and Dr. Malone disclaim beneficial ownership.
(10)	Consists of (i) 56,149 shares of common stock held by Mr. Dolgen, and (ii) 233 shares of common stock held indirectly by a charitable trust, of which Mr. Dolgen is a trustee and as to which Mr. Dolgen disclaims beneficial ownership.
(11)	Consists of 53,747.223 (unrounded) shares of common stock held by Mr. Kern, of which 53,635 shares were pledged as collateral to secure a margin loan account to Morgan Stanley Private Bank, N.A.
(12)	Consists of 39,885 shares of common stock and options to purchase 232,042 shares of common stock that are exercisable within 60 days of April 1, 2015.
(13)	Consists of 6,567 shares of common stock and options to purchase 90,876 shares of common stock that are exercisable within 60 days of April 1, 2015.
(14)	Consists of 1,415 shares of common stock and options to purchase 31,205 shares of common stock that are exercisable within 60 days of April 1, 2015.
(15)	Consists of (i) 16,137,774 shares of common stock, (ii) 12,799,999 shares of Class B common stock, and (iii) options to purchase 3,485,897 shares of common stock that are exercisable within 60 days of April 1, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, Expedia officers and directors and persons who beneficially own more than 10% of a registered class of Expedia’s equity securities are required to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) with the SEC. Such persons are required by the rules of the SEC to furnish Expedia with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to Expedia and/or written representations that no additional forms were required, Expedia believes that all of its directors, officers and 10% beneficial holders complied with all of the reporting requirements applicable to them with respect to transactions during 2014, except that due to an administrative error, the dividend reinvestment transactions on December 12, 2013, March 27, 2014 and June 19, 2014 for Mr. Kern were reported late on the Form 4 filed on September 19, 2014, and an RSU grant to Mr. Okerstrom was reported late by one business day on the Form 4 filed on September 11, 2014.

Information Concerning Executive Officers

Background information about each of Expedia’s current executive officers, who does not also serve as a director of Expedia, is provided below.

Name	Age	Position With Expedia, Inc.
Robert J. Dzielak	44	Executive Vice President, General Counsel and Secretary
Mark D. Okerstrom	42	Executive Vice President of Operations and Chief Financial Officer
Lance A. Soliday	42	Vice President, Chief Accounting Officer and Controller

Robert J. Dzielak has served as Expedia’s Executive Vice President, General Counsel and Secretary since April 2012. Mr. Dzielak had previously served as Expedia’s Senior Vice President and acting General Counsel since October 2011. Since joining Expedia as Assistant General Counsel in April 2006 and through his service as Vice President and Associate General Counsel between February 2007 and October 2011, Mr. Dzielak held primary responsibility for the worldwide litigation portfolio of Expedia and its brands. Prior to joining Expedia, Mr. Dzielak was a partner at the law firm of Preston, Gates and Ellis, LLP (now K&L Gates LLP), where his practice focused on commercial and intellectual property litigation. Mr. Dzielak received his J.D. from The John Marshall Law School.

Mark D. Okerstrom has served as Expedia’s Chief Financial Officer and Executive Vice President Operations since October 2014, and as Chief Financial Officer and Executive Vice President from September 2011 until October 2014, and Secretary from October 2011 until April 2012. He previously served as Senior Vice President of Corporate Development of Expedia since February 2009. Having joined Expedia in October 2006, Mr. Okerstrom had also previously served as Vice President, Corporate Development until February 2009 and as Senior Director, Corporate Development until February 2008. Prior to joining Expedia, Mr. Okerstrom was a consultant with Bain & Company in Boston and San Francisco, and worked with UBS Investment Bank in London. Prior to that, Mr. Okerstrom practiced as an attorney with the global law firm of Freshfields Bruckhaus Deringer in London. Mr. Okerstrom holds an M.B.A. from Harvard Business School and a law degree from the University of British Columbia.

Lance A. Soliday has served as Expedia’s Vice President, Chief Accounting Officer and Controller since September 2011 and, prior to that, as Senior Director, Financial Reporting since February 2009. Mr. Soliday has previously served as Expedia’s Director, Financial Reporting since December 2006 and Director, Accounting Research since joining Expedia in May 2006. Prior to Expedia, Mr. Soliday held various roles in the finance departments of Amazon.com and Microsoft Corporation. Previously, Mr. Soliday was an accountant with Deloitte & Touche LLP. Mr. Soliday received his bachelor’s degree from Central Washington University and is a certified public accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes Expedia’s executive compensation program as it relates to the following individuals who were “named executive officers” of Expedia during the fiscal year ended December 31, 2014:

Barry Diller	Chairman/Senior Executive
Dara Khosrowshahi	Chief Executive Officer
Mark D. Okerstrom	Chief Financial Officer and Executive Vice President of Operations
Robert J. Dzielak	Executive Vice President, General Counsel and Secretary
Victor A. Kaufman	Vice Chairman

Roles of the Compensation Committee and Section 16 Committee

Expedia has a Compensation Committee and a Section 16 Committee that together have primary responsibility for establishing the compensation of Expedia’s named executive officers.

The Compensation Committee is responsible for (i) administering and overseeing Expedia’s executive compensation program, including salary matters, bonus plans and equity compensation plans, and (ii) approving all grants of equity awards, but excluding matters governed by Rule 16b-3 under the Exchange Act (see below).

The Section 16 Committee is responsible for administering and overseeing matters governed by Rule 16b-3 under the Exchange Act, including approving grants of equity awards to named executive officers.

The Compensation Committee is appointed by the Board of Directors and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Code. The Section 16 Committee is also appointed by the Board of Directors and consists entirely of directors who are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. For the purposes of this Compensation Discussion and Analysis, we refer to the Compensation Committee and Section 16 Committee collectively as the “Compensation Committees.”

During 2014, the Compensation Committee consisted of Ms. Coe, Mr. Dolgen, Mr. Jacobson and Mr. Kern, and the Section 16 Committee consisted of Messrs. Dolgen, Jacobson and Kern. Mr. Dolgen is the chairman of the Compensation Committees.

Role of Executive Officers

Expedia management participates in reviewing and refining Expedia’s executive compensation program. Mr. Khosrowshahi and Mr. Diller meet with the Compensation Committees at least annually to discuss compensation packages for the executive team. Mr. Khosrowshahi annually reviews the performance of Expedia and each named executive officer other than himself, Messrs. Diller and Kaufman with the Compensation Committees and makes recommendations with respect to the appropriate base salary, annual cash bonus and grants of long-term equity incentive awards. Mr. Diller meets separately with the Compensation Committees to discuss his, and Messrs. Khosrowshahi and Kaufman’s performance, and to recommend appropriate compensation packages for Messrs. Khosrowshahi and Kaufman. The Compensation Committees then discuss each recommendation, with each of Messrs. Diller, Khosrowshahi and Kaufman absent when his respective compensation is discussed. After considering these recommendations and other considerations discussed below, the Compensation Committees determine the annual compensation package for each named executive officer.

Role of Compensation Consultants

In connection with the Company’s annual compensation review meetings in each of 2014 and 2015, management retained Compensia, Inc., an independent compensation consulting firm, to conduct an independent review of the prior year’s compensation peer group for positions held by the named executive officers other than the Chairman/Senior Executive position and to compile data from proxy statements and other SEC filings of peer companies regarding compensation for executive officer positions, where available. In the first quarter of 2015, Compensia also advised the Committees with regard to Mr. Khosrowshahi’s new long-term employment agreement and related equity awards, including providing benchmark data.

Expedia also regularly uses non-customized survey or other data from a number of compensation consulting firms. A more detailed description of the compensation peer group review and use of survey and other data provided by compensation consultants is included below in the section titled “—The Role of Peer Groups, Surveys and Benchmarking.” Neither Compensia, nor any other compensation consultant engaged by the Company had any role in determining or recommending the amount or form of executive compensation for 2014.

Compensation Program Objectives

Expedia’s executive compensation program is designed to attract, motivate and retain highly skilled executives with the business experience and acumen that management and the Compensation Committees believe are necessary for achievement of Expedia’s long-term business objectives. In addition, the executive compensation program is designed to reward short- and long-term performance and to align the financial interests of executive officers with the interests of Expedia’s stockholders. Management and the Compensation Committees evaluate both performance and compensation levels to ensure that Expedia maintains its ability to attract and retain outstanding employees in executive positions and that the compensation provided to these executives remains competitive with the compensation paid to similarly situated executives at comparable companies. To that end, management and the Compensation Committees believe that executive compensation packages provided by Expedia to the named executive officers should include both cash and equity-based compensation.

The Role of Stockholder Say-on-Pay Votes

Expedia provides its stockholders with the opportunity to cast a triennial advisory vote on executive compensation (a “Say-on-Pay Proposal”), which reflects the preference expressed by stockholders in 2011 with respect to the frequency of the Say-on-Pay vote. At Expedia’s annual meeting of stockholders held in June 2014, a substantial majority of the votes cast on the Say-on-Pay Proposal at that meeting was voted in favor of the proposal. The Compensation Committees believe that the vote affirmed stockholder support of Expedia’s approach to executive compensation, and, as such, did not make changes based on the 2014 vote. The Compensation Committees will continue to consider the outcome of say-on-pay votes when making future compensation decisions for executive officers.

Compensation Program Elements

General

The primary elements of the executive compensation program are base salary, cash bonus and equity compensation. The Compensation Committees review these elements in the first quarter of each year in light of Company and individual performance, recommendations from management and other relevant information, including prior compensation history and outstanding long-term compensation arrangements. Management and the Compensation Committees believe that there are multiple, dynamic factors that contribute to success at an individual and business level and have therefore avoided adopting strict formulas and relied primarily on a discretionary approach that allows the Compensation Committees to set executive compensation levels on a case-by-case basis, taking into account all relevant factors.

Following recommendations from management, the Compensation Committees may adjust compensation for executive officers at other times during the year including when executives are hired, when there are significant changes in their responsibilities, in connection with entering into new or extended employment agreements, or under other circumstances that the Compensation Committees consider appropriate.

Base Salary

Base salary represents the fixed portion of a named executive officer’s compensation and is intended to provide compensation for expected day-to-day performance. An executive officer’s base salary is initially determined upon hire or promotion based on the executive officer’s responsibilities, prior experience, individual compensation history and salary levels of other executives within Expedia and similarly situated executives at comparable companies.

Base salary is typically reviewed annually or prior to entering into an employment agreement, at which time management makes recommendations to the Compensation Committee based on consideration of a variety of factors, including:

•	the executive’s total compensation relative to other executives in similarly situated positions;

•	individual performance of the executive;

•	the executive’s responsibilities, prior experience, and individual compensation history, including any additional compensation such as signing bonuses or relocation benefits;

•	the terms of the executive’s employment agreement, if any;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself, the Chairman/Senior Executive and the Vice Chairman.

2014 Annual Compensation Review. Mr. Kaufman has never received a base salary from the Company. In February 2014, based on management’s recommendations, the Compensation Committee did not increase the base salaries of any of the other named executive officers.

2014 Changes to Mr. Okerstrom’s Base Salary. Based on management’s recommendations, the Compensation Committee approved the following changes to Mr. Okerstrom’s base salary during 2014:

•

Mr. Okerstrom’s base salary was increased from $500,000 to $625,000 in March 2014 in connection with his entry into an amendment to his employment agreement that extended the expiration date from October 2014 to March 2017.

•

Mr. Okerstrom’s base salary was increased from $625,000 to $750,000 in September 2014 to reflect his increased responsibilities within the Company upon his appointment as Executive Vice President, Operations in addition to his role as Chief Financial Officer, and a further amendment to his employment agreement that extended the expiration date from March 2017 to August 2017. In his role as Executive Vice President, Operations, Mr. Okerstrom is responsible for oversight of a centralized operations organization that includes core technology, financial, and customer operations teams.

In February 2015, based on management’s recommendation, the Compensation Committee approved an increase in Mr. Dzielak’s base salary from $450,000 to $575,000 in connection with the 2015 annual compensation review and an amendment to his employment agreement that extended the expiration date from May 9, 2015 to March 2, 2018. No named executive officer other than Mr. Dzielak received an increase to base salary in connection with the 2015 annual compensation review.

Cash Bonuses

Cash bonuses are granted to recognize and reward an individual’s annual contribution to Company performance. Bonus target percentages for executive officers, other than the Chairman/Senior Executive, the Vice Chairman and the Chief Executive Officer, are generally established by the Compensation Committee, based on the recommendation of management, at the time of the executive’s hire, promotion or expansion in responsibilities and are reviewed each year by the Chief Executive Officer with the approval of the Chairman/Senior Executive and the Compensation Committee. In addition to annual bonuses related to performance, management may also recommend that the Compensation Committee grant bonuses to new executive officers upon hire or existing executive officers upon promotion. Expedia utilizes new hire bonuses to help attract highly skilled executives to Expedia and to offset an executive’s loss of incentive compensation from a prior employer.

For 2014, neither Mr. Diller, as Chairman/Senior Executive, nor Mr. Khosrowshahi, as Chief Executive Officer, had a target cash bonus percentage. Mr. Kaufman has never received a cash bonus and does not have a target cash bonus percentage. For 2014, Mr. Okerstrom and Mr. Dzielak’s target cash bonus percentages were 100% and 75% of base salary, respectively. In connection with the 2015 annual compensation review and his entry into an extension to his employment agreement, Mr. Dzielak’s target cash bonus percentage was increased to 100% for future years.

2014 Cash Bonuses. At a meeting of the Compensation Committees on February 27, 2015, approved bonuses with respect to calendar year 2014 for each of the named executive officers other than Mr. Kaufman, after taking into account a variety of factors, including:

•	Expedia’s business and financial performance, including year-over-year performance;

•	the executive’s target cash bonus percentage, if any;

•	the executive’s individual performance;

•	the terms of the executive’s employment agreement or separation arrangements, if applicable;

•	the overall funding of the cash bonus pool;

•	amount of bonus relative to other Company executives;

•	general economic conditions;

•	competitive compensation market data, when available; and

•	the recommendations of the Chief Executive Officer and Chairman/Senior Executive, which did not include recommendations regarding their own compensation.

Based on consideration of these factors, the Compensation Committee approved an annual cash bonus award to each of Messrs. Diller, Khosrowshahi, Okerstrom and Dzielak for 2014 that was significantly higher than the cash bonus awarded to each such executive officer for 2013, primarily due to strong Company performance during 2014 as compared to the Company’s performance in the prior year, reflected in a 22.5% increase in the Company’s stock price during 2014. Mr. Kaufman did not receive an annual cash bonus award for 2014.

For the 2014 annual cash bonuses awarded to Messrs. Diller, Khosrowshahi, Okerstrom, and Dzielak, the Compensation Committee also gave particular consideration to:

•	with respect to Mr. Diller, his role in providing strategic direction for the Company overall;

•	with respect to Mr. Khosrowshahi:

•	continued strong performance during 2014 for the Company’s flagship Expedia brand, for which Mr. Khosrowshahi has day-to-day operational oversight responsibility in his role as brand president;

•

continued expansion of the Company’s portfolio of brands and global presence through successful acquisitions and investments, including the acquisition of the Wotif Group in Australia during 2014 and his oversight of negotiations for the acquisition of the Travelocity brand, which was completed in January 2015; and

•

his oversight of several key Company initiatives including, a significant ramp up in the rate of new property acquisitions and the successful implementation of the strategic marketing agreement with Travelocity.

•

the Chief Executive Officer’s recommendations for Messrs. Okerstrom and Dzielak which reflected their individual performance during 2014, including their respective roles in the structuring, negotiation and execution of key corporate transactions during 2014, as well as, in the case Mr. Okerstrom, his performance as Executive Vice President of Operations following his promotion to that role in September 2014, and, in the case of Mr. Dzielak, his continued effective management of legal costs and litigation defense matters.

The annual cash bonuses awarded to the named executive officers for 2014 were subject to the achievement of performance goals relating either to stock price performance or worldwide hotel bookings, which were satisfied. These performance goals were designed to permit Expedia to deduct all named executive officer compensation for 2014 in accordance with Section 162(m) of the Code. Specifically, the cash bonuses awarded to named executive officers in 2014 were subject to the satisfaction of either one of the following performance goals:

•

Worldwide hotel room night bookings (room nights stayed basis) of Expedia on a consolidated basis in any of the three consecutive calendar quarters beginning with the second quarter of 2014 must be at least 5% higher than worldwide hotel bookings in the corresponding calendar quarter twelve months before, excluding the benefit of any acquisitions by the Expedia during such period; or

•

On at least 30 trading days during the period beginning February 27, 2014 through December 31, 2014, the closing price per share of Expedia’s common stock must exceed by at least 5% the closing price of Expedia’s common stock on February 26, 2014 which was $78.52, taking into account any Share Change or Corporate Transaction (each as defined in the Expedia 2005 Plan).

In general, these performance goals reflect the minimally acceptable Company performance that must be achieved in order for any amount of cash bonuses to be awarded to the named executive officers, but with respect to which there is substantial uncertainty when established. Based on data provided by management, the Compensation Committee certified that the Section 162(m) goals for 2014 had been satisfied. The Compensation Committee exercises negative discretion in setting payouts under the annual incentive plan. By setting a high amount that can then be reduced, Expedia is advised by legal counsel that Expedia’s annual incentive plan meets the requirements of Section 162(m). As a result, while performance targets are utilized in setting compensation under this plan, ultimately the level of those targets and the Compensation Committee’s use of negative discretion typically result in the award of compensation as if the annual incentive plan were operating as a discretionary plan. Additional information about the role of Section 162(m) as a factor in the Compensation Committee’s decision-making is included below in the section titled “—Tax Matters.”

The cash bonuses described above are reflected in the “Bonus” column of the table titled “2014 Summary Compensation Table” in the section below titled “Executive Compensation.”

Equity Compensation

Equity compensation is designed to align executive compensation with the interests of stockholders and the long-term performance of Expedia. Equity compensation awards link compensation to financial performance because the value of equity awards depends on Expedia’s stock price. Equity compensation awards are also an important employee retention tool because they generally vest over a multi-year period, subject to continued service by the award recipient.

The Compensation Committees, based on management’s recommendations, generally utilize awards of stock options as Expedia’s primary equity compensation vehicle, but have also awarded restricted stock units at the time of hire to replace forfeited equity of a prior employer and pursuant to individually negotiated arrangements and special circumstances. Stock options are favored because the value from stock option awards is directly dependent on appreciation in the Company’s stock price and therefore provides an objectively measurable goal.

Equity awards are typically granted to executive officers upon hire or promotion and annually thereafter. Management generally recommends annual equity awards in the first quarter of each year when the Compensation Committees meet to make determinations regarding annual bonuses for the last completed fiscal year and to set compensation levels for the current fiscal year. The meeting at which the Compensation Committees make these awards is generally scheduled several months in advance and is generally timed to occur after the public disclosure of Expedia’s prior year financial statements.

The Compensation Committees review various factors considered by management when establishing the Expedia-wide equity grant pool, including:

•	Expedia’s business and financial performance, including year-over-year performance;

•	dilution rates, taking into account projected headcount changes and employee turnover;

•	non-cash compensation as a percentage of adjusted EBITDA;

•	equity compensation utilization by peer companies;

•	general economic conditions; and

•	competitive compensation market data regarding award values.

For specific grants to named executive officers, management makes recommendations to the Section 16 Committee based on a variety of factors, including:

•	individual performance and future potential of the executive;

•	the overall size of the equity grant pool;

•	award value relative to other Company executives;

•	the value of previous grants and amount of outstanding unvested equity awards;

•	competitive compensation market data, to the degree that the available data is comparable; and

•	the recommendations of the Chief Executive Officer, other than in connection with compensation for himself and the Chairman/Senior Executive.

After review and consideration of management’s recommendations, the Section 16 Committee decides whether to approve the grants of equity compensation to executive officers and the Compensation Committee decides whether to approve grants of equity compensation to non-executive officers.

2014 Annual Review Equity Awards: In February 2014, each of the named executive officers received an award of stock options that vest in equal installments on the first four anniversaries of the grant date. The exercise price for each stock option is $78.52 (the closing price of Expedia’s common stock on the date of grant), and each stock option has a seven-year term. In connection with the annual review stock option awards granted to the named executive officers, the Section 16 Committee reviewed, with input from Mr. Khosrowshahi in the case of Messrs. Dzielak and Okerstrom, and Mr. Diller in the case of Messrs. Khosrowshahi and Kaufman, the individual performance of each executive and the factors described above in relation to the establishment of the Expedia-wide equity grant pool and specific equity award grants.

For the 2014 stock option awards to the named executive officers, the Section 16 Committee also gave particular consideration to:

•	Expedia’s business and financial performance, including year-over-year performance;

•	with respect to Mr. Diller, his role in providing strategic direction for the Company overall;

•

with respect to Mr. Khosrowshahi, his role in driving the acquisition of a majority interest in trivago GmbH and entry into a strategic marketing agreement with Travelocity Global, continued improvement in the performance of Brand Expedia, implementation of Expedia Traveler Preference program, and successful implementation of internal restructuring initiatives;

•	with respect to Mr. Kaufman, his participation in strategic oversight of the Company and the fact that he does not receive a base salary or cash bonus compensation;

•

with respect to Messrs. Okerstrom and Dzielak, their respective contributions and guidance in the trivago GmbH acquisition, the strategic marketing agreement with Travelocity Global and the internal restructuring initiatives.

Additional 2014 Equity Awards to Mr. Okerstrom. Based on the recommendation of the Chief Executive Officer, the Section 16 Committee approved the following additional equity grants to Mr. Okerstrom during 2014:

•

an award of 50,000 stock options in March 2014 in connection with the extension of Mr. Okerstrom’s employment agreement described in the section above titled “—2014 Changes to Mr. Okerstrom’s Base Salary.” Each stock option awarded to Mr. Okerstrom vests in equal installments on the first four anniversaries of the date of grant, has an exercise price of $74.71 (the closing price of Expedia’s common stock on the date of grant), and a seven-year term.

•

an award of 11,381 restricted stock units in September 2014 in connection with a further amendment to Mr. Okerstrom’s employment agreement and his assuming the role of Executive Vice President of Operations, as described in the section above titled “—2014 Changes to Mr. Okerstrom’s Base Salary,” which are subject to the achievement of either one of the following performance goals designed to permit the Company to deduct the compensation relating to this award in accordance with Section 162(m) of the Code and consistent with the approach described in the section below titled “—Tax Matters”:

•

Worldwide hotel room night bookings (room nights stayed basis) of the Company on a consolidated basis in any of the four consecutive calendar quarters beginning with the fourth quarter of 2014 must be at least 5% higher than worldwide hotel room night bookings in the corresponding calendar quarter twelve months before, excluding the benefit of any acquisitions by the Company during such period; or

•

The closing price per share of the Company’s common stock as reported on Nasdaq shall be at least 5% higher than the closing price per share on September 8, 2014 which was $87.76, on any 30 trading days during the period September 9, 2014 through September 8, 2015, such days not necessarily consecutive, taking into account any Share Change or Corporate Transaction (each as defined in the Expedia Incentive Plan).

The 2014 equity grants to the named executive officers are reflected in the table titled “2014 Grants of Plan-Based Awards” in the section below titled “Executive Compensation.”

Other Compensation

In addition to the primary elements of compensation (base salary, cash bonuses and equity awards) described above, the named executive officers may also receive compensation in the following forms:

•

401(k) Match: Executives who participate in Expedia’s 401(k) Retirement Program are eligible for Company matching contributions (as are all domestic Expedia employees). Expedia matches 50% of each dollar a participant contributes, up to the first 6% of eligible compensation, subject to applicable Internal Revenue Service limits.

•

Personal Use of Corporate Aircraft: Executives may receive benefits attributable to the personal use of certain aircraft, including aircraft jointly owned by Expedia and IAC and aircraft in which Expedia has purchased a fractional ownership interest. Pursuant to Company policy, Mr. Diller and Mr. Khosrowshahi are encouraged to (and other senior executives are permitted to) travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits Mr. Diller and Mr. Khosrowshahi to travel non-stop and without delay, to remain in contact with Expedia while traveling, to change plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by email or in person. These interests are furthered on both business and personal flights, as Mr. Diller and Mr. Khosrowshahi typically provide services to Expedia while traveling in either case. Nonetheless, the incremental cost to Expedia of travel for personal purposes during 2014 is reflected as compensation from Expedia to each of Mr. Diller and Mr. Khosrowshahi. For personal use of Company-owned aircraft during 2014, Mr. Khosrowshahi offset the cost to the Company at the maximum rates allowable under applicable rules of the Federal Aviation Administration.

In addition, in light of Mr. Diller’s senior role at both companies, Expedia and IAC have agreed to share certain expenses associated with the provision of personal benefits to Mr. Diller, including the use of automobiles for personal purposes and certain office space and IT equipment used by individuals who work for Mr. Diller personally. Expedia and IAC covered 35% and 65% of these costs, respectively, until September 2014, at which time the cost sharing arrangements were revised to provide that Expedia and IAC each cover 50% of the costs, which reflects the current allocation of actual time spent by Mr. Diller between the two companies.

The Role of Peer Groups, Surveys and Benchmarking

Management considers multiple data sources when reviewing compensation information to ensure that the data reflect compensation practices of relevant companies in terms of size, industry and geographic location. Among other factors, management considers the following information, when available, in connection with its recommendations to the Compensation Committees regarding compensation for named executive officers:

•	Data from salary and equity compensation surveys that include companies of a similar size, based on market capitalization, revenues and other factors, and

•	Data regarding compensation for comparable executive officer positions from recent proxy statements and other SEC filings of peer companies, which include:

•	direct industry competitors, and

•	non-industry companies with which Expedia commonly competes for talent (including both regional and national competitors).

When available, management considers competitive market compensation paid by other peer group companies but does not attempt to maintain a certain target percentile within the peer group or otherwise rely solely on such data when making recommendations to the Compensation Committees regarding compensation for the named executive officers. Management and the Compensation Committees strive to incorporate flexibility into the compensation programs and the assessment process to respond to and adjust for the evolving business environment and the value delivered by the named executive officers.

2014 Peer Groups

In late 2013, management engaged Compensia, an independent compensation consulting firm, to conduct a review of Expedia’s compensation peer group. Compensia considered the peer group companies used for the 2014 compensation year, which included public companies in technology, travel and/or e-commerce businesses with which Expedia competes for talent at both the executive and employee levels, as well as other public companies based on their similarities to Expedia with respect to revenue, industry, location and/or size. For the purposes of establishing the peer group for 2014, the Compensation Committees agreed with management’s proposal, which was based on Compensia’s analysis and recommendations, which recommendations were to replace three existing peer group members, BMC Software, Inc., Royal Caribbean Cruises, Ltd. and Total Systems Services, Inc. with three new peer group members, Yahoo! Inc., Hyatt Hotels Corporation and Groupon, Inc., as the new companies represented more suitable comparisons in terms of size and business focus. Accordingly, the companies constituting the 2014 compensation peer group for executive compensation other than that of Mr. Diller were:

Activision Blizzard, Inc.	Intuit Inc.

Adobe Systems Incorporated	Netflix, Inc.

Alaska Air Group Inc.	Orbitz Worldwide, Inc.

Autodesk, Inc.	Paychex, Inc.

Electronic Arts Inc.	priceline.com Incorporated

Equifax Inc.	salesforce.com, inc.

Groupon, Inc.	Starwood Hotels & Resorts Worldwide, Inc.

HSN, Inc.	Yahoo! Inc.

Hyatt Hotels Corporation

Also in late 2013, the Compensation Committees agreed with management’s proposal, which was based on Compensia’s recommendations, for changes to the peer group for the role of Chairman/Senior executive, which were to replace Guess, Inc. and M&T Bank Corporation with Hyatt Hotels Corporation and Charles Schwab, as the new companies represented more suitable comparisons in terms of size and business focus. Accordingly, the companies constituting the 2014 compensation peer group for the Chairman/Senior Executive role were:

Barnes & Noble, Inc.	Hyatt Hotels Corporation

Cablevision Systems Corporation	Linear Technology Corporation

CBS Corporation	News Corporation

Charles Schwab	Starbucks Corporation

Host Hotels & Resorts, Inc.	Viacom Inc.

2015 Peer Groups

Management again engaged Compensia in late 2014 to update its review of Expedia’s peer group for executive compensation. Management evaluated the potential changes to the list of 2014 Peer Group Companies identified by Compensia and made recommendations to the Compensation Committees, which were to replace five existing peer group members, Alaska Air Group Inc., Autodesk, Inc., Equifax Inc., HSN, Inc. and Paychex, Inc. with four new peer group members, Alliance Data Systems Corporation, Sabre Corporation, TripAdvisor, Inc. and Wyndham Worldwide Corporation, as the new companies represented more suitable comparisons in terms of size and business focus. The companies constituting the compensation peer group for 2014 are:

Activision Blizzard, Inc.	Orbitz Worldwide, Inc.

Adobe Systems Incorporated	priceline.com Incorporated

Alliance Data Systems Corporation	Sabre Corporation

Electronic Arts Inc.	salesforce.com, inc.

Groupon, Inc.	Starwood Hotels & Resorts Worldwide, Inc.

Hyatt Hotels Corporation	TripAdvisor, Inc.

Intuit Inc.	Wyndham Worldwide Corporation

Netflix, Inc.	Yahoo! Inc.

Also in late 2014, the Compensation Committees agreed with management’s proposal, which was based on Compensia’s recommendations, for changes to the peer group for the role of Chairman/Senior executive, which were to replace Barnes & Noble, Inc. with DISH Network Corporation and Marriott International, Inc., as the new companies represented more suitable comparisons in terms of size and business focus. Accordingly, the companies constituting the 2015 compensation peer group for the Chairman/Senior Executive role are:

Cablevision Systems Corporation	Linear Technology Corporation

CBS Corporation	Marriott International, Inc.

Charles Schwab	News Corporation

DISH Network Corporation	Starbucks Corporation

Host Hotels & Resorts, Inc.	Viacom Inc.

Hyatt Hotels Corporation

Stock Ownership Policy

To further align the interests of Expedia senior management and Expedia stockholders, the Executive Committee of the Board of Directors adopted a Stock Ownership Policy, effective October 26, 2009. The Stock Ownership Policy specifies a number of shares that the Chief Executive Officer and all executives reporting directly to the Chief Executive Officer are expected to accumulate and hold by the later of five years from the date of hire or promotion into an eligible position or September 30, 2016 (the “Ownership Target Date”). Unexercised stock options and unvested RSUs are not counted toward compliance with the minimum stockholding target.

The Stock Ownership Policy also includes stock retention provisions. Prior to the Ownership Target Date, if eligible executives have not met their stockholding requirement, they are required to retain 25% of the net shares received from any exercised options or any vested RSUs until they have met their stockholding target. Net shares are the shares remaining after payment of the exercise price and/or withholding of taxes. If executives subject to the Policy have not met their stockholding requirement on the Ownership Target Date, the net-share retention percentage increases to 100% until they have met their minimum stockholding target.

The Stock Ownership Policy minimum stockholding target is 200,000 shares for Mr. Khosrowshahi and 60,000 shares for Messrs. Dzielak and Okerstrom. Mr. Khosrowshahi holds shares significantly in excess of his minimum target. Messrs. Dzielak and Okerstrom are in compliance with the Stock Ownership Policy and have until April 2017 and September 2016, their respective Ownership Target Dates, to meet the stockholding target.

Expedia’s Securities Trading Policy prohibits employees, including executive officers, from engaging in short sales with respect to Expedia securities or the purchase, sale or issuance of options or rights relating to Expedia securities.

Tax Matters

Section 162(m) of the Code generally permits a tax deduction to public corporations for compensation over $1 million paid in any fiscal year to a corporation’s chief executive officer and certain other highly compensated executive officers only if the compensation qualifies as being performance-based under Section 162(m). Expedia endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting Expedia’s compensation objectives. For 2014, the grants of stock options and the payments of annual bonuses were designed to meet the requirements for deductible compensation.

Nonetheless, deductibility under Section 162(m) of the Code is one of many factors the Compensation Committees take into account in determining executive officer compensation. From time to time certain nondeductible compensation may be paid and the Board of Directors and the Compensation Committees reserve the authority to award nondeductible compensation to executive officers in appropriate circumstances. It is possible that some compensation paid pursuant to certain equity awards that have already been granted may be nondeductible as a result of Section 162(m). Additionally, under applicable Internal Revenue Service rules, the personal use of corporate aircraft leads to a disallowance of the deduction by Expedia for tax purposes of certain airplane-related costs.

For purposes of allowing Expedia to deduct employee compensation in accordance with Section 162(m), the Compensation Committees made all annual bonuses payable to named executive officers for 2014 and all restricted stock units awarded to named executive officers during 2014 subject to the satisfaction of the performance goals described in the sections above titled “—Compensation Program Elements—Cash Bonuses” and “—Compensation Program Elements—Equity Compensation.”

Change in Control

Under the Expedia 2005 Plan, certain executive officers are entitled to accelerated vesting of equity awards in the event of a change in control of Expedia. The Compensation Committees believe that accelerated vesting of equity awards in connection with change in control transactions would provide an incentive for these executives to continue to help execute successfully such a transaction from its early stages until closing.

For a description and quantification of these change in control benefits, please see the section below titled “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

Severance

Employment Agreement Severance Provisions

Expedia had entered into an employment agreement with each of Messrs. Dzielak, Khosrowshahi, and Okerstrom, pursuant to which, in the event of a qualifying termination and subject to the executive executing a release of claims agreement:

•

Expedia will continue to pay base salary through the longer of the end of the term of the employment agreement (subject to a maximum of 36 months for Mr. Khosrowshahi only) and 12 months (payable in equal biweekly installments);

•

Expedia will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which termination of employment occurs (payable in a lump sum at the time such annual bonus would otherwise have been paid);

•	Expedia will pay an amount equal to COBRA health insurance coverage for a period of 12 months (for Messrs. Khosrowshahi and Dzielak, payable in a lump sum, and for Mr. Okerstrom, payable monthly);

•

except as described under “2015 Khosrowshahi Compensation Arrangements—Equity Grants” with respect to the stock option awards granted to Mr. Khosrowshahi on March 31, 2015, all equity holdings that otherwise would have vested during the 12-month period following termination of employment will accelerate, provided that equity awards that vest less frequently than annually shall be treated as though such awards vested annually; and

•

Messrs. Dzielak, Khosrowshahi, and Okerstrom will have 18 months following the date of termination to exercise any vested stock options (including stock options accelerated pursuant to the terms of the executive’s employment agreement) or, if earlier, through the scheduled expiration date of the options

In addition, Messrs. Dzielak, Khosrowshahi, and Okerstrom will be restricted from competing with the Company and from soliciting Company employees and business partners during a period (the longer of the term of their employment agreement and eighteen months in the case of Messrs. Dzielak and Okerstrom and twenty-four months in the case of Mr. Khosrowshahi), following termination of their employment for any reason.

Any cash payments made in connection with the provisions described above shall be offset by any cash amounts earned from another employer during the applicable time period. The foregoing arrangements are intended to attract and retain qualified executives who may have other employment alternatives that may appear to them to be less risky absent these arrangements.

2015 Khosrowshahi Compensation Arrangements

Employment Agreement. On March 31, 2015, the Company entered into a new, long-term employment agreement with Mr. Khosrowshahi, which is effective as of March 31, 2015 and has a term that expires on September 30, 2020. Mr. Khosrowshahi’s prior employment agreement was due to expire on August 2, 2015.

Under the terms of Mr. Khosrowshahi’s employment agreement, he will continue to receive his current $1,000,000 base salary and be entitled to receive an annual discretionary bonus. Mr. Khosrowshahi will also be entitled to receive the severance benefits described above in the section titled “—Employment Agreement Severance Provisions” and will continue to be restricted from competing with the Company and from soliciting Company employees and business partners during the twenty-four month period following his termination of employment for any reason.

Equity Grants. In connection with Mr. Khosrowshahi entering into the long-term employment agreement and based on the recommendation of management, the Section 16 Committee of the Board of Directors of the Company also approved the following long-term equity awards to Mr. Khosrowshahi on March 31, 2015, and Mr. Khosrowshahi and the Committee agreed that Mr. Khosrowshahi is not currently expected to receive additional equity compensation for the 5.5 year term of his employment agreement, though the Committee retains the discretion to grant equity awards as it deems appropriate, including to Mr. Khosrowshahi:

•

an award of 1.6 million stock options that vest 50% on each of the third and fifth anniversaries of the date of grant, subject to Mr. Khosrowshahi’s continued employment with the Company (the “Cliff Vest Options”); and

•

an award of 1.1 million stock options that are subject to Mr. Khosrowshahi’s continued employment with the Company and satisfaction of a stock price goal of $170 (an 80.6% increase to the closing price of Expedia’s common stock on the date of grant), measured on the basis of the average of the closing prices of the Company’s common stock for either the six or twelve-month period immediately preceding September 30, 2020 (the “Performance Options” and together with the Cliff Vest Options, the “Stock Option Awards”).

The exercise price for the Stock Option Awards is $95.00 (representing an $0.87 premium to the closing price of Expedia’s common stock on the date of grant), and each stock option has a seven-year term.

In the event of a qualifying termination and subject to the executive executing a release of claims agreement, the Stock Option Awards will vest on a pro rated basis for each full month from the date of grant to the first anniversary of the termination date and, in the case of the Performance Options, subject to the achievement of the stock price goal.

For the purposes of the Stock Option Awards only, a qualifying termination includes (in addition to other circumstances) the current Chairman and Senior Executive no longer serving in that or a similar role and either (i) beneficially owning equity securities representing less than 35% of the Company voting power or (ii) beneficially owning equity securities representing at least 35% of the Company voting power and another stockholder holding securities of the Company representing a greater voting power. In the event of a Change in Control (as defined in the Expedia Plan) or the acquisition for cash by Liberty Interactive Corporation or any of its Affiliates of beneficial ownership of 100% of the Outstanding Company Voting Securities (as defined in the Expedia Plan), the Stock Option Awards will vest in full.

COMPENSATION COMMITTEE REPORT

The Compensation Committees have reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on this review and discussions with management, the Compensation Committees recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2015 proxy statement.

Members of the Compensation Committee:

Jonathan L. Dolgen (Chairman)

Pamela L. Coe

Craig A. Jacobson

Peter M. Kern

Members of the Section 16 Committee:

Jonathan L. Dolgen (Chairman)

Craig A. Jacobson

Peter M. Kern

EXECUTIVE COMPENSATION

2014 Summary Compensation Table

The table below sets forth certain information regarding the compensation earned during the fiscal year ended December 31, 2014 by the following “named executive officers”: (i) Expedia’s Chief Executive Officer and Chief Financial Officer; and (ii) three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Barry Diller	2014	$465,000	$2,500,000	—	$3,782,934	$848,290	$7,596,224
Chairman and Senior Executive	2013	465,000	$1,250,000	—	3,021,654	509,427	5,246,081
	2012	465,000	2,500,000	—	—	452,104	3,417,104

Dara Khosrowshahi	2014	1,000,000	3,500,000	—	5,119,089	23,317	9,642,406
Chief Executive Officer	2013	1,000,000	1,500,000	—	4,395,463	571,578	7,467,041
	2012	1,000,000	3,000,000	3,691,876	6,722,193	895,000	15,309,069

Mark D. Okerstrom	2014	644,712	1,500,000	999,935	3,775,328	10,800	6,930,775
Executive Vice President and Chief Financial Officer	2013	500,000	450,000	—	2,197,731	20,984	3,168,715
	2012	488,461	1,500,000	—	1,295,365	36,662	3,320,488

Robert J. Dzielak	2014	450,000	600,000	—	1,663,704	6,404	2,720,108
Executive Vice President, General Counsel and Secretary	2013	435,577	325,000	—	1,538,412	9,175	2,308,164
	2012	362,309	450,000	—	1,066,533	6,840	1,885,682

Victor A. Kaufman	2014	—	—	—	1,279,772	—	1,279,772
Vice Chairman	2013	—	—	—	1,098,866	10,616	1,109,481
	2012	—	—	—	1,295,365	9,365	1,304,730

(1)	Reflects base salary earned during 2014. The amounts shown for Mr. Okerstrom reflect mid-year salary adjustments described in the section above titled “Compensation Discussion and Analysis—Compensation Program Elements—Base Salary—2014 Changes to Mr. Okerstrom’s Base Salary.”
(2)	Bonus amounts for 2014 reflect annual cash bonuses that were paid in 2015. See the section above titled “Compensation Discussion and Analysis—Compensation Program Elements—Cash Bonuses” for a description of the 2014 cash bonuses.
(3)	Includes aggregate grant date fair value of awards granted in the year indicated, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of awards reflects an estimate as of the grant date and may not correspond to the actual value that will be recognized by the named executive officers. Stock Awards consist of restricted stock units valued using the closing price of Expedia common stock on the NASDAQ Stock Market on the day immediately preceding the grant date. Option Awards consist of stock options valued using a Black-Scholes model. The Black-Scholes model incorporates various other assumptions including expected volatility, expected term and risk-free interest rates. The expected volatility is based on historical volatility of our common stock and other relevant factors. The expected term is based on our historical experience and on the terms and conditions of the stock option awards granted to employees. For option awards granted to the named executive officers during 2014, the Black-Scholes option pricing model assumptions were as follows:

	Grant Date	Expected Term (years)	Risk-Free Interest Rate (%)	Expected Volatility (%)	Assumed Annual Dividend Rate (% of grant date closing price)
Barry Diller	02/26/2014	7.00	2.10	49.14	0.76
All other named executive officers	02/26/2014	4.00	1.08	42.86	0.76
Mark Okerstrom	03/06/2014	4.00	1.14	42.83	0.80

(4)	For additional information regarding certain components of amounts reflected in the “All Other Compensation” column, see table below entitled, “2014 All Other Compensation.”

2014 All Other Compensation

The following table provides additional detail regarding the amounts reflected in the “All Other Compensation” column of the 2014 Summary Compensation Table above.

	Barry Diller	Dara Khosrowshahi	Mark D. Okerstrom	Robert J. Dzielak	Victor A. Kaufman
Personal Use of Corporate Aircraft(1)	$788,468	$12,517	$—	—	—
401(k) Company Match(2)	—	7,800	7,800	6,154	—
Charitable Matching Gift(3)	—	3,000	3,000	250	—
Miscellaneous(4)	59,822	—	—	—	—

(1)	Reflects the incremental cost to Expedia for personal use of corporate aircraft, including aircraft jointly owned by each of Expedia and IAC (or charter aircraft in the event either of the jointly-owned aircraft is temporarily unavailable) and aircraft in which Expedia has purchased a fractional ownership interest. In 2014, the incremental cost to Expedia for Messrs. Diller and Khosrowshahi’s personal use of these aircraft is based on the average variable operating cost to Expedia. Variable operating costs include fuel, certain maintenance costs, navigation fees, onboard catering, landing fees, crew travel expenses and other miscellaneous variable costs. For the jointly-owned aircraft, the total annual variable costs are divided by the annual number of hours such aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use (for the jointly-owned aircraft, including flights to the hangar or other locations without passengers, commonly referred to as “deadhead” flights), to derive the incremental cost. We do not include fixed costs that do not change based on usage, such as pilots’ salaries, purchase costs, insurance, scheduled maintenance and non-trip-related hangar expenses in the case of the jointly-owned aircraft, and purchase costs and management fees in the case of the fractional interest aircraft. For the fractional interest aircraft, the total annual variable costs are calculated by multiplying the hours flown for personal use by the hourly flight and fuel charges paid by the Company. Mr. Khosrowshahi reimbursed the Company for certain personal use of the corporate aircraft during 2014 and the amounts reflected for his personal use of corporate aircraft is net of such reimbursement. Executive officers occasionally have family members or other guests accompany them on business and personal trips, at minimal incremental cost to the Company. While travel by family members or other guests does not result in any incremental cost to the Company, such travel does result in the imputation of taxable income to such executive officers, the amount of which is calculated in accordance with applicable IRS regulations. See the section above titled “Compensation Discussion and Analysis—Compensation Program Elements—Other Compensation” for a description of the Company’s policy regarding the personal use of Company aircraft by executive officers.
(2)	Represents matching contributions of Expedia under the Expedia 401(k) Retirement Savings Plan. Under this plan as in effect through December 31, 2014, Expedia matches $0.50 for each dollar a participant contributes, up to the first 6% of eligible compensation, subject to limits imposed by the Internal Revenue Code.
(3)	Represents charitable matching contributions of Expedia under the Company’s matching gifts program, which is available to all U.S.- and Canada-based employees. The charitable matching requests were approved and made to the charitable organizations during 2014.
(4)	In connection with the IAC/Expedia Spin-Off, Expedia and IAC agreed that, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources for the benefit of both companies, certain expenses associated with such usage would be shared between Expedia and IAC. Mr. Diller is provided with the use of certain automobiles for business and personal purposes and certain IAC-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. For January through September 2014, Expedia and IAC covered 35% and 65% of these costs, respectively. Beginning on October 1, 2014, Expedia and IAC covered 50% and 50% of these costs, respectively.

2014 Grants of Plan-Based Awards

During fiscal year 2014, the Compensation Committee or Section 16 Committee, as appropriate, approved stock option awards to the named executive officers as follows:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)(1)	Exercise Price or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($)	Estimated Future Payouts Under Equity Incentive Plan Awards(#)(2)	Grant Date Fair Value of Option Awards ($)(3)
Barry Diller	02/26/2014	100,000	$78.52	$78.52	—	$3,782,934
Dara Khosrowshahi	02/26/2014	200,000	78.52	78.52	—	5,119,089
Mark D. Okerstrom	02/26/2014	100,000	78.52	78.52	—	2,559,544
	03/06/2014	50,000	74.71	74.71	—	1,215,784
	09/08/2014	—	—	87.86	11,381	999,935
Robert J. Dzielak	02/26/2014	65,000	78.52	78.52	—	1,663,704
Victor A. Kaufman	02/26/2014	50,000	78.52	78.52	—	1,279,772

(1)	All options have a seven-year term and vest in four equal installments commencing on the first anniversary of the grant date.
(2)	Represents the number of shares of Expedia common stock to be issued upon satisfaction of the conditions to vesting, without taking into account shares withheld to cover applicable taxes, if any. The vesting of the award is subject to the achievement of performance goals relating either to stock price performance or worldwide hotel bookings. Mr. Okerstrom’s RSU award is described in further detail in the section above titled “Compensation Discussion and Analysis—Compensation Program Elements—2014 Equity Compensation Awards.”
(3)	These amounts reflect an estimate of the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. For stock options, reflects the full grant date fair value, calculated in accordance with FASB ASC Topic 718 using a Black-Scholes option valuation methodology. See footnote 3 of the “2014 Summary Compensation Table” above for more information regarding assumptions used in the Black-Scholes pricing model.

Outstanding Equity Awards at 2014 Year-End

The following table provides information regarding the holdings of stock options and RSUs by the named executive officers as of December 31, 2014. The market value of the RSUs is based on the closing price of Expedia common stock on the NASDAQ Stock Market on December 31, 2014, the last trading day of the year, which was $85.36.

		Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options(#)		Number of Securities Underlying Unexercised Options(#)		Option Exercise Price($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
		Exercisable		Unexercisable
Barry Diller	06/07/2005	1,196,855	(2)	—		$26.95	06/07/2015	—		—
	06/07/2005	698,165	(2)	—		36.27	06/07/2015	—		—
	03/02/2009	24,935	(4)	—		6.97	03/02/2016	—		—
	02/23/2010	99,737	(5)	—		21.21	02/23/2017	—		—
	03/01/2011	37,401		12,467	(6)	18.63	03/01/2018	—		—
	03/13/2013	25,000		75,000	(6)	65.75	03/13/2020	—		—
	02/26/2014	—		100,000	(6)	78.52	02/26/2021	—		—

Dara Khosrowshahi	03/02/2009	111,481	(3)	—		8.71	03/02/2016	—		—
	02/23/2010	275,317	(5)	—		21.21	02/23/2017	—		—
	03/01/2011	118,958		39,653	(6)	18.63	03/01/2018	—		—
	07/31/2012	150,000		150,000	(6)	56.99	07/31/2019	—		—
	03/13/2013	50,000		150,000	(6)	65.75	03/13/2020	—		—
	02/26/2014	—		200,000	(6)	78.52	02/26/2021	—		—
	07/31/2012	—		—		—	—	50,000	(7)	$4,268,000

Mark D. Okerstrom	02/23/2010	10,063	(5)	—		21.21	02/23/2017	—		—
	03/01/2011	—		19,827	(6)	18.63	03/01/2018	—		—
	09/15/2011	39,652		13,218	(6)	27.94	09/15/2018	—		—
	02/28/2012	50,000		50,000	(6)	33.79	02/28/2019	—		—
	03/13/2013	25,000		75,000	(6)	65.75	03/13/2020	—		—
	02/26/2014	—		100,000	(6)	78.52	02/26/2021	—		—
	03/06/2014	—		50,000	(6)	74.71	03/06/2021	—		—
	09/08/2014	—		—		—	—	11,381	(8)	$971,482

Robert J. Dzielak	03/01/2011	—		4,626	(6)	18.63	03/01/2018	—		—
	02/28/2012	5,000		10,000	(6)	33.79	02/28/2019	—		—
	05/09/2012	12,500		25,000	(6)	41.14	05/09/2019	—		—
	03/13/2013	17,500		52,500	(6)	65.75	03/13/2020	—		—
	02/26/2014	—		65,000	(6)	78.52	02/26/2021	—		—

Victor A. Kaufman	03/01/2011	59,478		19,827	(6)	18.63	03/01/2018	—		—
	02/28/2012	50,000		50,000	(6)	33.79	02/28/2019	—		—
	03/13/2013	12,500		37,500	(6)	65.75	03/13/2020	—		—
	02/26/2014	—		50,000	(6)	78.52	02/26/2021	—		—

(1)	Represents the date on which the original grant was approved by the applicable compensation committee. All awards with a grant date prior to the effective date of the IAC/Expedia Spin-Off of August 9, 2005 were granted by IAC and were converted into Expedia equity awards upon effectiveness of the spin-off. All share and per share amounts have been adjusted to reflect Expedia’s one-for-two reverse stock split effected and the impact of the TripAdvisor Spin-Off, both completed on December 20, 2011.
(2)	Options vested in full on June 7, 2010, the fifth anniversary of the grant date.
(3)	Options vested in full on March 2, 2012, the third anniversary of the grant date.
(4)	Options vested in full on March 2, 2013, the fourth anniversary of the grant date.
(5)	Options vested in full on February 23, 2014, the fourth anniversary of the grant date.
(6)	Options vest in four equal installments commencing on the first anniversary of the grant date.
(7)	RSUs will vest in full on July 31, 2015, the third anniversary of the grant date, and were subject to the achievement of performance goals relating either to stock price performance or worldwide hotel bookings, which goals have been satisfied.
(8)	RSUs will vest in full on September 8, 2018, the fourth anniversary of the grant date, and are subject to the achievement of performance goals relating either to stock price performance or worldwide hotel bookings.

2014 Option Exercises and Stock Vested

The following table provides information regarding Expedia stock options exercised by the named executive officers during 2014.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Barry Diller	—	—
Dara Khosrowshahi	169,511	13,277,782
Mark D. Okerstrom	218,518	14,062,802
Robert J. Dzielak	38,199	2,077,170
Victor A. Kaufman	137,658	8,246,604

(1)	Represents the value of exercised options calculated by multiplying (i) the number of shares of Expedia’s (common stock to which the exercise of the option related by (ii) the difference between the market price of Expedia’s common stock at exercise and the exercise price of the options.

Potential Payments Upon Termination or Change in Control

Certain of our compensation plans, award agreements and employment agreements entitle some of the named executive officers to accelerated vesting of equity awards and other severance benefits in the event of a change in control of Expedia and/or upon the termination of the executive’s employment with Expedia under specified circumstances. These plans and agreements are described below as they apply to each named executive officer.

Expedia 2005 Plan

Pursuant to the Second Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan (the “Expedia 2005 Plan”), in the event of a change in control, outstanding stock options and RSUs held by each of our named executive officers, as of immediately prior to the change in control, will become fully vested and, in the case of options, fully exercisable. Any restrictions applicable to restricted stock and RSUs will lapse, and RSUs will be considered earned and payable in full and will be settled in cash or shares of Expedia common stock as promptly as practicable, except to the extent such settlement must be delayed pursuant to the rules and regulations of Section 409A of the Code.

The Expedia 2005 Plan defines a “change in control” as follows:

•

another party, other than Mr. Diller, Liberty Interactive Corporation or their respective affiliates, becomes the beneficial owner of at least 50% of the Company’s outstanding voting stock, with certain exceptions;

•

the members of the Board as of the date the Expedia 2005 Plan was adopted by the Board (the “incumbent Board members”) cease to constitute a majority of the Board (with replacement directors that are endorsed by a majority of the Company directors who are incumbent Board members generally counting as incumbent Board members);

•

the Company consummates a merger, reorganization or consolidation with another party, or the sale or other disposition of all or substantially all of the Company’s assets or the purchase of assets or stock of another entity (“Business Combination”), unless (A) all or substantially all of the beneficial stockholders of the Company immediately prior to such Business Combination retain more than 50% of the combined voting power of the outstanding voting securities of the entity resulting from the Business Combination in substantially the same proportions as their ownership of voting stock immediately prior to such Business Combination, (B) no person (excluding Mr. Diller, Liberty Interactive Corporation and their respective affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from the Business Combination were incumbent members of the Company’s Board at the time of the initial agreement or Board action providing for such Business Combination; or

•	the Company’s stockholders approve the complete liquidation or dissolution of the Company.

It is common for the Company to utilize two separate vesting schedules with respect to the stock option awards that we grant to our named executive officers:

•

A stock option award that features incremental vesting whereby 25% of the stock option vests and becomes exercisable on each anniversary of the date of grant over 4 years, subject to continued service with us through each applicable vesting date, is an “Incremental Vesting Stock Option Award”; and

•

A stock option award that features a cliff vesting schedule whereby the stock option vests in its entirety on a date certain (typically, 3 years from the date of grant), subject to continued service with us through such applicable vesting date, is a “Cliff Vesting Stock Option Award”.

Barry Diller

Mr. Diller was granted Incremental Vesting Stock Option Awards under the Expedia 2005 Plan in March 2011, March 2013 and February 2014 that remained unvested as of December 31, 2014. In the event of a change in control of Expedia, outstanding and unvested stock options will vest as described in the section above titled “Expedia 2005 Plan.”

Victor Kaufman

Mr. Kaufman was granted Incremental Vesting Stock Option Awards under the Expedia 2005 Plan in March 2011, February 2012, March 2013 and February 2014 that remained unvested as of December 31, 2014. In the event of a change in control of Expedia, outstanding and unvested stock options will vest as described in the section above titled “Expedia 2005 Plan.”

Dara Khosrowshahi

Employment Agreement. Expedia entered into an employment agreement with Mr. Khosrowshahi effective as of August 2, 2012, for a term of 3 years (the “Prior Khosrowshahi Employment Agreement”). Pursuant to the Prior Khosrowshahi Employment Agreement, if Mr. Khosrowshahi resigns for good reason or the Company terminates his employment other than for cause, death or disability, Mr. Khosrowshahi is entitled to receive, provided that he timely executes a separation and release of claims agreement in favor of the Company, his base salary through the longer of (i) the completion of the term of the Khosrowshahi Employment Agreement and (ii) 12 months. Mr. Khosrowshahi is also entitled to a lump sum payment equal to 12 months of COBRA insurance premiums (regardless of whether he actually elects COBRA coverage). Further, the Company will consider in good faith the payment of discretionary bonuses on a pro rata basis for the year in which his termination of employment occurs. Pursuant to the severance benefit provisions in Mr. Khosrowshahi’s employment agreement, all equity awards held by Mr. Khosrowshahi that otherwise would have vested during the 12-month period following the termination of his employment will accelerate (provided that (i) equity awards that vest less frequently than annually will be treated as though such awards vested annually and (ii) any award amount that is subject to outstanding performance conditions will vest if and only to the extent such performance conditions are satisfied). Mr. Khosrowshahi also will have 18 months following his termination date to exercise any vested stock options (including stock options accelerated pursuant to the terms of the Prior Khosrowshahi Employment Agreement) or, if earlier, through the scheduled expiration date of any such option. As an additional condition to receiving severance benefits, Mr. Khosrowshahi has agreed to not compete with the Company, solicit or hire Company employees, or solicit business partners and business affiliates of the Company for a two-year period following the termination of his employment with the Company.

“Good reason” means the occurrence of any of the following without Mr. Khosrowshahi’s consent (i) the Company’s material breach of any material provision of the Prior Khosrowshahi Employment Agreement, (ii) the material reduction in Mr. Khosrowshahi’s title, duties or reporting responsibilities, (iii) a material reduction in Mr. Khosrowshahi’s base salary, or (iv) the relocation of Mr. Khosrowshahi’s principal place of employment more than 50 miles outside of the Seattle metropolitan area, in each case, following a requisite notice and cure period in favor of the Company.

“Cause” means Mr. Khosrowshahi’s (i) plea of guilty or nolo contendere to, conviction for, or the commission of, a felony offense, (ii) material breach of a fiduciary duty owed to the Company or any of its subsidiaries, (iii) material breach of any of the covenants made pursuant to the Prior Khosrowshahi Employment Agreement, (iv) willful or gross neglect of the material duties required by the Prior Khosrowshahi Employment Agreement, or (v) knowing and material violation of any Company policy pertaining to ethics, legal compliance, wrongdoing or conflicts of interest, subject to certain qualifications.

On March 31, 2015, the Company entered into a new, long-term employment agreement with Mr. Khosrowshahi, which is effective as of March 31, 2015 and has a term that expires on September 30, 2020 (the “New Khosrowshahi Employment Agreement”). The Terms of the New Khosrowshahi Employment agreement are substantially identical to the Prior Khosrowshahi Employment Agreement except that the salary continuation provision for Mr. Khosrowshahi is subject to a maximum of 36 months.

Stock Option Awards. Mr. Khosrowshahi was granted an Incremental Vesting Stock Option Award under the Expedia 2005 Plan in March 2011, July 2012, March 2013 and February 2014 that remained unvested as of December 31, 2014. In the event of a change in control of Expedia, these stock option awards, to the extent outstanding and unvested, will vest as described in the section above titled “Expedia 2005 Plan.” In the event Mr. Khosrowshahi resigns his employment for good reason or the Company terminates his employment other than for cause, death or disability, any then-outstanding and unvested stock options will vest as described in the section above titled “Dara Khosrowshahi—Employment Agreement.”

2012 RSU Award. Mr. Khosrowshahi was granted an RSU award under the Expedia 2005 Plan in 2012 that cliff vests in its entirety three years from the date of grant. The grant of Mr. Khosrowshahi’s 2012 RSU award was contingent on the satisfaction of certain performance goals, which have subsequently been satisfied. In the event of a change in control of Expedia, any of these RSUs that are outstanding and unvested will vest as described in the section above titled “Expedia 2005 Plan.” In the event Mr. Khosrowshahi resigns for good reason or the Company terminates his employment other than for cause, death or disability, then outstanding and unvested RSUs will vest as described in the section above titled “Dara Khosrowshahi—Employment Agreement.”

2006 RSU Award. On March 7, 2006, the Compensation Committee approved certain compensation arrangements with Mr. Khosrowshahi, including the grant of 800,000 RSUs pursuant to the Expedia 2005 Plan (the “2006 RSU Award”). In connection with the TripAdvisor Spin-Off, the 2006 RSU Award was split between Expedia and TripAdvisor, such that the award was converted into restricted stock units covering 400,000 shares of each of Expedia common stock and TripAdvisor common stock. On December 20, 2011, Expedia and Mr. Khosrowshahi entered into an RSU agreement governing the 400,000 RSUs for Expedia common stock (the “RSU Agreement”).

On August 2, 2012, pursuant to Mr. Khosrowshahi’s employment agreement, all 400,000 RSUs for Expedia common stock subject to the RSU Agreement vested in full. Mr. Khosrowshahi is required to retain direct ownership of, and not sell, transfer, assign or pledge, 80% of the shares of Company common stock received pursuant to such vesting, net of shares withheld for taxes, until August 2, 2015 (the “Retention Requirement”). The Retention Requirement will terminate upon termination of Mr. Khosrowshahi’s employment by the Company without cause (including by reason of his death or disability) or if Mr. Khosrowshahi resigns for good reason.

Mark D. Okerstrom

Employment Agreement. Expedia entered into an employment agreement with Mr. Okerstrom (the “Okerstrom Employment Agreement”), effective as of October 20, 2011 for a term of 3 years. In March 2014, the Okerstrom Employment Agreement was amended, pursuant to which the expiration of the agreement was extended from October 2014 to March 2017, and Mr. Okerstrom’s base salary was increased from $500,000 to $625,000. In August 2014, the Okerstrom Employment Agreement was further amended, pursuant to which the expiration of the agreement was extended from March 2017 to August 2017, and Mr. Okerstrom’s base salary was increased from $625,000 to $750,000. Pursuant to the Okerstrom Employment Agreement, if Mr. Okerstrom resigns for good reason or the Company terminates his employment without cause (other than for death or disability), Mr. Okerstrom is entitled to receive the same benefits and is subject to the same restrictions as Mr. Khosrowshahi under the Khosrowshahi Employment Agreement described above under the section titled “Dara Khosrowshahi—Employment Agreement,” except that Mr. Okerstrom’s COBRA benefits will be paid by the Company on a monthly basis. Under the Okerstrom Employment Agreement, “good reason” and “cause” have the same meaning as under the Khosrowshahi Employment Agreement, except that Mr. Okerstrom’s “good reason” rights also may be triggered if Mr. Okerstrom’s total annual compensation opportunity is materially reduced. Mr. Okerstrom’s severance benefits also are conditioned upon his timely execution of a separation and release of claims agreement in favor of the Company and covenants to not compete with the Company, solicit or hire Company employees, or solicit customers, suppliers, business partners and business affiliates of the Company for an 18-month period following the termination of his employment with the Company.

Stock Option Awards. Mr. Okerstrom was granted an Incremental Vesting Stock Option Award under the Expedia 2005 Plan in each of March 2011, September 2011, February 2012, March 2013, February 2014 and September 2014 that remained unvested as of December 31, 2014. In the event of a change in control of Expedia, outstanding and unvested stock options will vest as described in the section above titled “Expedia 2005 Plan.” In the event Mr. Okerstrom resigns for good reason or the Company terminates his employment without cause (other than for death or disability), outstanding and unvested stock options will vest as described in the section above titled “Mark D. Okerstrom—Employment Agreement.”

2014 RSU Award. Mr. Okerstrom was granted an RSU award under the Expedia 2005 Plan in 2014 that vests in equal installments on the first four anniversaries of the date of grant. The grant of Mr. Okerstrom’s 2014 RSU award was contingent on the satisfaction of certain performance goals. In the event of a change in control of Expedia, any of these RSUs that are outstanding and unvested will vest as described in the section above titled “Expedia 2005 Plan.” In the event Mr. Okerstrom resigns for good reason or the Company terminates his employment other than for cause, death or disability, then outstanding and unvested RSUs will vest as described in the section above titled “Mark D. Okerstrom—Employment Agreement.”

Robert J. Dzielak

Employment Agreement. Expedia entered into an Employment Agreement with Mr. Dzielak (the “Dzielak Employment Agreement”), effective as of May 9, 2012, for a term of 3 years. Pursuant to the Dzielak Employment Agreement, if Mr. Dzielak resigns for good reason or the Company terminates his employment other than for cause, death or disability, Mr. Dzielak is entitled to receive the same benefits and is subject to the same restrictions as Mr. Khosrowshahi under the Khosrowshahi Employment Agreement described above under the section titled “2015 Khosrowshahi Compensation Arrangements—Employment Agreement, “ except for those provisions that are specific to Mr. Khosrowshahi. Under the Dzielak Employment Agreement, “good reason” and “cause” have the same meaning as under the Khosrowshahi Employment Agreement, except that Mr. Dzielak’s “good reason” rights will not be triggered if Mr. Dzielak suffers a reduction in his title or reporting responsibilities. Mr. Dzielak’s severance benefits also are conditioned upon his timely execution of a separation and release of claims agreement in favor of the Company and covenants to not compete with the Company, solicit or hire Company employees, or solicit customers, suppliers, business partners and business affiliates of the Company for an 18-month period following the termination of his employment with the Company.

In February 2015, the Dzielak Employment Agreement was amended, pursuant to which the expiration of the agreement was extended from May 2015 to March 2018, and Mr. Dzielak’s base salary was increased from $450,000 to $575,000. All other terms remained unchanged.

Stock Option and RSU Awards. Mr. Dzielak was granted an Incremental Vesting Stock Option Award under the Expedia 2005 Plan in each of March 2011, February 2012, May 2012, March 2013 and February 2014 that remained unvested as of December 31, 2014. In the event of a change in control of Expedia, outstanding and unvested stock options and unvested restricted stock units will vest as described in the section above titled “Expedia 2005 Plan.” In the event Mr. Dzielak resigns for good reason or the Company terminates his employment other than for cause, death or disability, then outstanding and unvested stock options and unvested restricted stock units will vest as described in the section above titled “Robert J. Dzielak—Employment Agreement.”

Estimated Potential Incremental Payments Upon Termination or Change in Control

The table below reflects the estimated amount of incremental compensation payable to the named executive officers upon the occurrence of:

(i)	a termination either by the Company without cause or by the executive for good reason not in connection with a change in control; or

(ii)	a change in control.

Except as provided in the footnotes below, amounts shown in the table assume that the triggering event was effective as of December 31, 2014 and that the price of Expedia common stock on which certain of the calculations are based was the closing price of $85.36 on the NASDAQ Stock Market on that date. These amounts are estimates of the incremental amounts that would be paid out to the executive upon such triggering event. The actual amounts to be paid out can only be determined at the time of the triggering event, if any.

Name and Benefits	Termination w/o Cause or for Good Reason	Upon Change in Control(1)
Barry Diller
Stock Option Awards (vesting accelerated)	$—	$2,986,673

Total Estimated Incremental Value	—	2,986,673
Victor Kaufman
Stock Option Awards (vesting accelerated)	—	4,978,931

Total Estimated Incremental Value	—	4,978,931
Dara Khosrowshahi
Cash Severance (salary)	1,002,747	—
RSU Award (vesting accelerated)	4,268,000	4,268,000
Common Stock (release of restrictions)(2)	17,358,810	—
Stock Option Awards (vesting accelerated)	6,096,295	11,211,045
Health and Benefits(3)	19,855	—

Total Estimated Incremental Value	28,745,707	15,479,045
Mark D. Okerstrom
Cash Severance (salary)	1,965,659	—
RSU Award (vesting accelerated)	242,849	971,482
Stock Option Awards (vesting accelerated)	4,165,534	7,347,783
Health and Benefits(3)	19,946	—

Total Estimated Incremental Value	6,393,988	8,319,265
Robert J. Dzielak
Cash Severance (salary)	451,236	—
Stock Option Awards (vesting accelerated)	1,573,618	3,404,018
Health and Benefits(3)	6,720	—

Total Estimated Incremental Value	2,031,574	3,404,018

(1)	Some of our plans and award agreements provide benefits to the named executive officers in the event of a change in control. The amounts to which the executive would be entitled in such event are reflected in the column captioned “Upon Change in Control.”
(2)	Accounts for termination of the Retention Requirement, described above under the section titled “Dara Khosrowshahi—Employment Agreement.”
(3)	Reflects the payment of an amount equal to COBRA health insurance coverage for a period of 12 months following termination of employment for Mr. Khosrowshahi, Mr. Okerstrom and Mr. Dzielak.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

In general, the Company will enter into or ratify a “related person transaction” only when, pursuant to the Audit Committee Charter, it has been approved by the Audit Committee of the Board of Directors. Related persons include the Company’s executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Related person transactions are transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person or entity has a direct or indirect material interest). While we have no written policy, when a potential related person transaction is identified, management presents it to the Audit Committee to determine whether to approve or ratify. When determining whether to approve, ratify, disapprove or reject any related person transaction, the Audit Committee considers all relevant factors, including the extent of the related person’s interest in the transaction, whether the terms are commercially reasonable and whether the related person transaction is consistent with the best interests of the Company and its stockholders.

The legal and accounting departments work with business units throughout the Company to identify potential related person transactions prior to execution. In addition, the Company takes the following steps with regard to related person transactions:

•

On an annual basis, each director, director nominee and executive officer of the Company completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.

•

Each director, director nominee and executive officer is expected to promptly notify the Company’s legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which the Company participates.

•	The Company performs a quarterly search of its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.

•	Any reported transaction that the Company’s legal department determines may qualify as a related person transaction is referred to the Audit Committee.

If any related person transaction is not approved, the Audit Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its stockholders.

Relationships Involving Significant Stockholders, Named Executive Officers and Directors.

Relationships Involving Mr. Diller

Expedia. Mr. Diller is the Chairman and Senior Executive of Expedia. Subject to the terms of an Amended and Restated Stockholders Agreement between Mr. Diller and Liberty Interactive, Mr. Diller also holds an irrevocable proxy to vote shares of Expedia common stock and Class B common stock beneficially owned by Liberty Interactive. By virtue of the proxy, as well as through shares owned by Mr. Diller directly, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of Expedia’s stockholders (other than with respect to the election by the holders of Expedia common stock of 25% of the members of Expedia’s Board of Directors and matters as to which Delaware law requires a separate class vote).

IAC. Mr. Diller is also the Chairman and Senior Executive of IAC, and through his IAC ownership interests, voting power and certain contractual rights pursuant to an amended and restated governance agreement between IAC and Mr. Diller, Mr. Diller is currently in a position to influence, subject to IAC’s organizational documents and Delaware law, the composition of IAC’s Board of Directors and the outcome of corporate actions requiring stockholder approval, such as mergers, business combinations and dispositions of assets, among other corporate transactions.

Relationships Involving Mr. Khosrowshahi.

As discussed in the Compensation Discussion and Analysis on page 42, pursuant to the Company’s Airplane Travel Policy, Mr. Khosrowshahi is encouraged to travel on Company aircraft for both business and personal use. Mr. Khosrowshahi reimbursed Expedia approximately $947,000 for personal use of Company aircraft in 2014.

Relationships Involving Expedia and IAC

Overview. In connection with and following the IAC/Expedia Spin-Off in August 2005, Expedia and IAC entered into certain arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of the Company aircraft and various commercial and other relationships, which are described below.

Cost-Sharing Arrangements. Expedia and IAC have agreed, in light of Mr. Diller’s senior role at both companies and his use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared. Expenses include costs for personal use of cars and equipment dedicated to Mr. Diller’s use and expenses relating to Mr. Diller’s support staff. Expedia and IAC covered 35% and 65% of these costs, respectively, until September 2014, at which time the cost sharing arrangements were revised to provide that Expedia and IAC each cover 50% of the costs, which reflects the current allocation of actual time spent by Mr. Diller between the two companies. During 2014, IAC billed Expedia for costs in the amount of approximately $381,000 pursuant to these arrangements. Expedia also pays 50% of the costs attributable to Mr. Diller’s personal use of Company aircraft. See footnote 1 to the table above titled “2014 All Other Compensation” for information regarding personal use of Company aircraft.

Aircraft Arrangements. Each of Expedia and IAC hold a 50% ownership interest in two aircraft that may be used by both companies. Expedia and IAC share capital costs relating to each of these aircraft equally. Operating costs are shared pro rata based on actual usage and are generally paid by each company to third parties. Members of the aircrafts’ flight crews are employed by an entity in which each of Expedia and IAC has a 50% ownership interest. In 2014, total payments of $1.8 million were made to this entity by Expedia. At any time when Mr. Diller ceases to serve as Chairman of either Expedia or IAC, each party will have a put right with respect to its interest in the jointly-owned aircraft for which it is not the primary user (such determination based on relative usage of the aircraft in question during the 12 months immediately preceding such event), in each case at fair market value.

Commercial and Other Relationships. Since the spin-off from IAC, Expedia has continued to work with some of IAC’s businesses pursuant to a variety of commercial relationships. These relationships generally include service agreements, primarily involving advertising sales services provided by IAC businesses. For 2014, these agreements did not, individually or together with similar agreements, involve revenues to (or payments from) Expedia businesses in excess of $120,000.

Relationships Involving Expedia and Liberty Interactive

Liberty Interactive, Expedia and Mr. Diller are parties to the Amended and Restated Governance Agreement, pursuant to which Liberty Interactive has the right to nominate up to a number of directors equal to 20% of the total number of directors on the Board of Directors (rounded up to the next whole number if the number of directors on the Board is not an even multiple of five) and has certain other rights regarding committee participation, so long as certain stock ownership requirements applicable to Liberty Interactive are satisfied. The Governance Agreement also provides that if Expedia issues or proposes to issue shares of Expedia common stock or Expedia Class B common stock, Liberty Interactive has preemptive rights that generally entitle it to purchase a number of Expedia common shares, subject to a cap, so that Liberty Interactive will maintain the same ownership interest in Expedia that Liberty Interactive held immediately prior to such issuance or proposed issuance. On October 7, 2014, Expedia issued 264,608 shares of its common stock to Liberty at a price per share of $77.11, and on April 21, 2015, Expedia issued 264,841 shares of its common stock to Liberty at a price per share of $85.24, both issuances were in accordance with the Amended and Restated Governance Agreement.

ANNUAL REPORTS

Expedia’s Annual Report to Stockholders for 2014, which includes Expedia’s Annual Report on Form 10-K for the year ended December 31, 2014 (not including exhibits), is available at www.rrdezproxy.com/2015/expedia. Upon written request to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, Expedia will provide, without charge, an additional copy of Expedia’s 2014 Annual Report on Form 10-K. Expedia will furnish any exhibit contained in the Annual Report on Form 10-K upon payment of a reasonable fee. Stockholders may also review a copy of the Annual Report on Form 10-K (including exhibits) by accessing Expedia’s corporate website at www.expediainc.com or the SEC’s website at www.sec.gov.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to send one Notice or set of printed proxy materials to any household at which two or more stockholders reside if they appear to be members of the same family or have given their written consent (each stockholder continues to receive a separate proxy card). This process, which is commonly referred to as “householding,” reduces the number of duplicate copies of materials stockholders receive and reduces printing and mailing costs. Only one copy of the Notice or one set of our printed proxy materials, as applicable, will be sent to stockholders eligible for householding unless contrary instructions have been provided.

Once you have received notice that your broker or the Company will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary, or by calling (425) 679-7200.

If, at any time: (i) you no longer wish to participate in householding and would prefer to receive a separate Notice and/ or set of our printed proxy materials or (ii) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one Notice and/or set of our printed proxy materials, please notify your broker if you hold your shares in street name or the Company if you are a stockholder of record. You can notify us by sending a written request to Expedia, Inc., 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE

2016 ANNUAL MEETING

Stockholders who wish to have a proposal considered for inclusion in Expedia’s proxy materials for presentation at the 2016 Annual Meeting of Stockholders must submit the proposal to Expedia no later than January 4, 2016 at its principal executive offices at 333 108th Avenue N.E., Bellevue, Washington 98004, Attention: Secretary. The proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2016 Annual Meeting of Stockholders without inclusion of the proposal in Expedia’s proxy materials are required to provide notice of such proposal to Expedia at its principal executive offices no later than March 23, 2016. Expedia reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Bellevue, Washington

April 30, 2015

Appendix A

THIRD AMENDED AND RESTATED EXPEDIA, INC.

2005 STOCK AND ANNUAL INCENTIVE PLAN

SECTION 1. PURPOSE; DEFINITIONS

The purposes of this Plan are to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan providing incentives directly linked to stockholder value and to assume and govern other awards pursuant to the adjustment of awards granted under any IAC Long-Term Incentive Plan (as defined in the Employee Matters Agreement) in accordance with the terms of the Employee Matters Agreement (“Adjusted Awards”). Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below:

(a) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.

(b) “Adjusted Awards” has the meaning set forth in the preamble to Section 1.

(c) “Applicable Exchange” means the NASDAQ or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(d) “Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, other stock-based award or Cash-Based Award granted or assumed pursuant to the terms of this Plan, including Adjusted Awards.

(e) “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(f) “Board” means the Board of Directors of the Company.

(g) “Cash-Based Award” means an Award denominated in a dollar amount.

(h) “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its subsidiaries; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

(i) “Change in Control” has the meaning set forth in Section 10(b).

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(k) “Commission” means the Securities and Exchange Commission or any successor agency.

(l) “Committee” has the meaning set forth in Section 2(a).

(m) “Common Stock” means common stock, par value $0.001 per share, of the Company.

(n) “Company” means Expedia, Inc., a Delaware corporation or its successor.

(o) “Disability” means (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to all Awards, to the extent required by Section 409A of the Code, Disability shall mean “disability” within the meaning of Section 409A of the Code.

(p) “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(q) “EBITA” means for any period, operating profit (loss) plus (i) amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) disengagement expenses, (iv) restructuring charges, (v) non cash write-downs of assets or goodwill, (vi) charges relating to disposal of lines of business, (vii) litigation settlement amounts and (viii) costs incurred for proposed and completed acquisitions.

(r) “EBITDA” means for any period, operating profit (loss) plus (i) depreciation and amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) disengagement expenses, (iv) restructuring charges, (v) non cash write-downs of assets or goodwill, (vi) charges relating to disposal of lines of business, (vii) litigation settlement amounts and (viii) costs incurred for proposed and completed acquisitions.

(s) “Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective directors, officers, employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

(t) “Employee Matters Agreement” means the Employee Matters Agreement by and between IAC and the Company dated as of August 9, 2005.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(v) “Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, provided that such determination shall be made in a manner consistent with any applicable requirements of Section 409A of the Code.

(w) “Free-Standing SAR” has the meaning set forth in Section 5(b).

(x) “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount, (ii) such later date as the Committee shall provide in such resolution or (iii) the initial date on which an Adjusted Award was granted under the applicable IAC Long-Term Incentive Plan.

(y) “IAC” means IAC/InterActiveCorp, a Delaware corporation.

(z) “Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(aa) “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(bb) “NASDAQ” means the National Association of Securities Dealers Inc. Automated Quotation System.

(cc) “Nonqualified Option” means any Option that is not an Incentive Stock Option.

(dd) “Option” means an Award described under Section 5.

(ee) “Outside Directors” has the meaning set forth in Section 11(a).

(ff) “Participant” means an Eligible Individual to whom an Award is or has been granted.

(gg) “Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award. In the case of Qualified-Performance Based Awards that are intended to qualify under Section 162(m)(4)(C) of the Code, (i) such goals shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, net profit after tax, EBITDA, EBITA, gross profit, cash generation, unit volume, market share, sales, including hotel room night bookings or air tickets sold, asset quality, earnings per share, operating income, revenues, return on assets, return on operating assets, return on equity, profits, total stockholder return (measured in terms of stock price appreciation and/or dividend growth), cost saving levels, marketing- spending efficiency, core non-interest income, change in working capital, return on capital, and/or stock price, with respect to the Company or any Subsidiary, Affiliate, division or department of the Company and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Such Performance Goals also may be based upon the attaining of specified levels of Company, Subsidiary, Affiliate or divisional performance under one or more of the measures described above relative to the performance of other entities, divisions or subsidiaries.

(hh) “Plan” means this Third Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.

(ii) “Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 11.

(jj) “Restricted Stock” means an Award described under Section 6.

(kk) “Restricted Stock Units” means an Award described under Section 7.

(ll) “Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant’s attainment of age 65.

(mm) “RS Restriction Period” has the meaning set forth in Section 6(b)(ii).

(nn) “RSU Restriction Period” has the meaning set forth in Section 7(b)(ii).

(oo) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(pp) “Separation” has the meaning set forth in the Employee Matters Agreement.

(qq) “Share” means a share of Common Stock.

(rr) “Stock Appreciation Right” has the meaning set forth in Section 5(b).

(ss) “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(tt) “Tandem SAR” has the meaning set forth in Section 5(b).

(uu) “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(vv) “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of, the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. For the avoidance of doubt, the Separation shall not constitute a Termination of Employment for purposes of any Adjusted Award. Notwithstanding the foregoing, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code.

SECTION 2. ADMINISTRATION

(a) Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 11, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan and the Employee Matters Agreement (including the original terms of the grant of the Adjusted Award):

(i) to select the Eligible Individuals to whom Awards may from time to time be granted;

(ii) to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, Cash-Based Awards or any combination thereof, are to be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder or the amount of any Cash-Based Award;

(iv) to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

(v) subject to Section 12, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;

(vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(vii) subject to Section 11, to accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

(viii) to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(ix) to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(x) to decide all other matters that must be determined in connection with an Award; and

(xi) to otherwise administer the Plan.

(b) Procedures. (i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 11, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

(ii) Subject to Section 11(c) and any applicable law, regulation or listing standard, any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c) Discretion of Committee. Subject to Section 1(h), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals.

(d) Award Agreements. The terms and conditions of each Award (other than any Cash-Based Award), as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and/or the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 12 hereof.

SECTION 3. COMMON STOCK SUBJECT TO PLAN

(a) Plan Maximums. The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall be the sum of (i) the number of Shares that may be issuable upon exercise or vesting of the Adjusted Awards and (ii) 56,616,336. The maximum number of Shares that may be granted pursuant to Options intended to be Incentive Stock Options shall be 7,000,000 Shares. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares.

(b) Individual Limits. During a calendar year, no single Participant may be granted:

(i) Options or Stock Appreciation Rights covering in excess of 3,000,000 Shares in the aggregate; or

(ii) Qualified Performance-Based Awards (other than Options or Stock Appreciation Rights) covering in excess of 2,000,000 Shares in the aggregate;

provided, however, that Adjusted Awards shall not be subject to the limitations set forth in this Section 3(b).

(c) Rules for Calculating Shares Delivered.

(i) With respect to Awards other than Adjusted Awards, to the extent that any Award is forfeited, terminates, expires or lapses without being exercised, or any Award is settled for cash, the Shares subject to such Award not delivered as a result thereof shall again be available for Awards under the Plan.

(ii) With respect to Awards other than Adjusted Awards, if the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3(a).

(iii) With respect to Awards other than Adjusted Awards, to the extent any Shares subject to an Award are withheld to satisfy the exercise price (in the case of an Option) and/or the tax withholding obligations relating to such Award, such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a).

(d) Adjustment Provisions.

(i) In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights.

(ii) In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Options and Stock Appreciation Rights.

(iii) In the case of Corporate Transactions, the adjustments contemplated by clause (i) of this paragraph (d) may include, without limitation, (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid);

(B) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (C) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(iv) Any adjustments made pursuant to this Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code. Any adjustments made pursuant to this Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.

(v) Any adjustment under this Section 3(d) need not be the same for all Participants.

SECTION 4. ELIGIBILITY

Awards may be granted under the Plan to Eligible Individuals and, with respect to Adjusted Awards, in accordance with the terms of the Employee Matters Agreement; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code) and, with respect to Adjusted Awards that are intended to qualify as incentive stock options within the meaning of Section 421 of the Code, in accordance with the terms of the Employee Matters Agreement.

SECTION 5. OPTIONS AND STOCK APPRECIATION RIGHTS

With respect to Adjusted Awards, the provisions below will be applicable only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the applicable Adjusted Award assumed under the Employee Matters Agreement:

(a) Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option.

(b) Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c) Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d) Exercise Price. The exercise price per Share subject to an Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a share of the Common Stock on the applicable Grant Date. In no event may any Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Option or Stock Appreciation Right with a lower exercise price or otherwise be subject to any action that would be treated under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

(e) Term. The Term of each Option and each Stock Appreciation Right shall be fixed by the Committee, but shall not exceed ten years from the Grant Date.

(f) Vesting and Exercisability. Except as otherwise provided herein, Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Stock Appreciation Right will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Stock Appreciation Right.

(g) Method of Exercise. Subject to the provisions of this Section 5, Options and Stock Appreciation Rights may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company’s appointed third-party Option administrator specifying the number of Shares as to which the Option or Stock Appreciation Right is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Stock Appreciation Right relating to no less than the lesser of the number of Shares then subject to such Option or Stock Appreciation Right or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the aggregate purchase price (which shall equal the product of such number of Shares subject to such Option multiplied by the applicable per Share exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

(i) Payment may be made in the form of unrestricted Shares already owned by Participant (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.

(ii) To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.

(iii) Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price per Share multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

(h) Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option or Stock Appreciation Right until the exercise price therefor has been fully paid and applicable taxes have been withheld. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 14(a), and (iii) in the case of an Option, has paid in full for such Shares.

(i) Terminations of Employment. Subject to Section 10(c), a Participant’s Options and Stock Appreciation Rights shall be forfeited upon such Participant’s Termination of Employment, except as set forth below:

(i) Upon a Participant’s Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;

(ii) Upon a Participant’s Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;

(iii) Upon a Participant’s Termination of Employment for Cause, any Option or Stock Appreciation Right held by the Participant shall be forfeited, effective as of such Termination of Employment;

(iv) Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof; and

(v) Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant’s Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) expiration of the Term thereof and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(v).

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.

(j) Nontransferability of Options and Stock Appreciation Rights. No Option or Stock Appreciation Right shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Stock Appreciation Right, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

SECTION 6. RESTRICTED STOCK

With respect to Adjusted Awards, the provisions below will be applicable only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the Adjusted Award assumed under the Employee Matters Agreement:

(a) Nature of Awards and Certificates. Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of the applicable Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Third Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Expedia, Inc.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(b) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i) The Committee shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such an Award as a Qualified Performance-Based Award. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals) need not be the same with respect to each Participant.

(ii) Subject to the provisions of the Plan and the applicable Award Agreement, so long as a Restricted Stock Award remains subject to the satisfaction of vesting conditions (the “RS Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

(iii) Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 14(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, and (B) subject to any adjustment pursuant to Section 3(d), dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with respect to which such dividend was paid, held subject to the vesting of the underlying Restricted Stock.

(iv) Except as otherwise set forth in the applicable Award Agreement and subject to Section 10(c), upon a Participant’s Termination of Employment for any reason during the RS Restriction Period or before the applicable Performance Goals are satisfied, all shares of Restricted Stock still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s shares of Restricted Stock.

(v) If and when any applicable Performance Goals are satisfied and the RS Restriction Period expires without a prior forfeiture of the shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.

SECTION 7. RESTRICTED STOCK UNITS

With respect to Adjusted Awards, the provisions below will be applicable only to the extent that they are not inconsistent with the Employee Matters Agreement and the terms of the Adjusted Award assumed under the Employee Matters Agreement:

(a) Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.

(b) Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

(i) The Committee shall, prior to or at the time of grant, condition the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Committee conditions the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Committee may, prior to or at the time of grant, designate such Awards as Qualified Performance-Based Awards. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals) need not be the same with respect to each Participant.

(ii) Subject to the provisions of the Plan and the applicable Award Agreement, so long as an Award of Restricted Stock Units remains subject to the satisfaction of vesting conditions (the “RSU Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iii) The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or delayed payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 14(e) below).

(iv) Except as otherwise set forth in the applicable Award Agreement and subject to Section 10(c), upon a Participant’s Termination of Employment for any reason during the RSU Restriction Period or before the applicable Performance Goals are satisfied, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that subject to Section 11(b), the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock Units.

(v) Except to the extent otherwise provided in the applicable Award Agreement, an award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest (but in no event later than March 15 of the calendar year following the end of the calendar year in which the Restricted Stock Units vest).

SECTION 8. OTHER STOCK-BASED AWARDS

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.

SECTION 9. CASH-BASED AWARDS

Cash-Based Awards may be granted under this Plan. Cash-Based Awards that are Qualified Performance-Based Awards shall be subject to the provisions of Section 11 of this Plan. In addition, no Eligible Individual may be granted Cash-Based Awards that are Qualified Performance-Based Awards that have an aggregate maximum payment value in any calendar year in excess of $10.0 million. Cash-Based Awards may be paid in cash or in Shares (valued as of the date of payment) as determined by the Committee.

SECTION 10. CHANGE IN CONTROL PROVISIONS

(a) Impact of Event/Single Trigger. Unless otherwise provided in the applicable Award Agreement, subject to Sections 3(d), 10(e) and 14(k), and with respect to Adjusted Awards only, to the extent specified in an Award Agreement or the applicable IAC Long-Term Incentive Plan (it being understood that any reference to a “change in control,” “change of control” or similar definition in an Award Agreement or the applicable IAC Long Term Incentive Plan for any such Adjusted Award shall be deemed to refer to a “change in control,” “change of control” or similar transaction with respect to the Company (as successor to the originally-referenced entity) for such Adjusted Award assumed hereunder), notwithstanding any other provision of the Plan to the contrary, immediately upon the occurrence of a Change in Control, with respect to Awards (other than Cash-Based Awards) held by officers of the Company (and not the Company’s Subsidiaries) with a title of Senior Vice President or above as of immediately prior to the Change in Control, and with respect to all other Participants solely to the extent provided in the applicable Award Agreement:

(i) any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested shall become fully exercisable and vested;

(ii) the restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable; and

(iii) all Restricted Stock Units shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable in the form set forth in the applicable Award Agreement (but in no event later than March 15 of the calendar year following the end of the calendar year in which the Restricted Stock Units vest).

(b) Definition of Change in Control. Except as otherwise may be provided in an applicable Award Agreement, for purposes of the Plan, a “Change in Control” shall mean any of the following events:

(i) The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than Barry Diller, Liberty Media Corporation, and their respective Affiliates (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii); or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding Barry Diller, Liberty Media Corporation, and their respective Affiliates, any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, the Separation shall not constitute a Change in Control.

(c) Impact of Event/Double Trigger. Unless otherwise provided in the applicable Award Agreement, subject to Sections 3(d), 10(e) and 14(k), and with respect to Adjusted Awards only, to the extent specified in an Award Agreement, notwithstanding any other provision of this Plan to the contrary, upon a Participant’s Termination of Employment, during the two-year period following a Change in Control, by the Company other than for Cause or Disability or by the Participant for Good Reason (as defined below):

(i) any Options and Stock Appreciation Rights outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control (including any Options and Stock Appreciation Rights that became vested pursuant to Section 10(a)) shall be fully exercisable and vested and shall remain exercisable until the later of (i) the last date on which such Option or Stock Appreciation Right would be exercisable in the absence of this Section 10(c) and (ii) the earlier of (A) the first anniversary of such Change in Control and (B) expiration of the Term of such Option or Stock Appreciation Right;

(ii) all Restricted Stock outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall become free of all restrictions and become fully vested and transferable; and

(iii) all Restricted Stock Units outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any restrictions shall lapse and such Restricted Stock Units shall be settled as promptly as is practicable (but in no event later than March 15 of the calendar year following the end of the calendar year in which the Restricted Stock Units vest).

(d) For purposes of this Section 10, “Good Reason” means (i) “Good Reason” as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant’s prior written consent: (A) a material reduction in the Participant’s rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant’s principal place of business more than 35 miles from the city in which such Participant’s principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant’s duties from those in effect immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.

(e) Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 10 shall be applicable only to the extent specifically provided in the Award Agreement or in the Individual Agreement.

SECTION 11. QUALIFIED PERFORMANCE-BASED AWARDS; SECTION 16(b)

(a) The provisions of this Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such Option or Stock Appreciation Right is expected to be deductible to the Company qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention (including, without limitation, to require that all such Awards be granted by a committee composed solely of members who satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption (“Outside Directors”)). When granting any Award other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption, and the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of Outside Directors).

(b) Each Qualified Performance-Based Award (other than an Option or Stock Appreciation Right) shall be earned, vested and/or payable (as applicable) upon the achievement of one or more Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate.

(c) The full Board shall not be permitted to exercise authority granted to the Committee to the extent that the grant or exercise of such authority would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

(d) The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 12. TERM, AMENDMENT AND TERMINATION

(a) Effectiveness. The Board approved this Plan on March 4, 2015. The effective date (the “Effective Date”) of this Plan is the date that the Plan is approved by the Company’s stockholders.

(b) Termination. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

(c) Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law (including without limitation Section 409A of the Code), stock exchange rules or accounting rules. In addition, no amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d) Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

SECTION 13. UNFUNDED STATUS OF PLAN

It is intended that the Plan constitute an “unfunded” plan. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

SECTION 14. GENERAL PROVISIONS

(a) Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b) Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c) No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d) Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e) Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 14(e).

(f) Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g) Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled shall revert to the Company.

(h) Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(i) Non-Transferability. Except as otherwise provided in Section 5(j) or as determined by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j) Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k) Section 409A of the Code. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in this Section 14(k), and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award upon the Participant’s Termination of Employment shall be delayed until the earlier of (A) the first day of the seventh month following the Participant’s Termination of Employment and (B) the Participant’s death. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award.

(l) Employee Matters Agreement. Notwithstanding anything in this Plan to the contrary, to the extent that the terms of this Plan are inconsistent with the terms of an Adjusted Award, the terms of the Adjusted Award shall be governed by the Employee Matters Agreement, the applicable IAC Long-Term Incentive Plan and the award agreement granted thereunder.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 15, 2015. Vote by Internet Go to www.investorvote.com/EXPE Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Expedia, Inc. 2015 Annual Stockholder Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold 01—A. George “Skip” Battle* ? ? 02—Pamela L. Coe ? ? 03—Barry Diller ? ? 04—Jonathan L. Dolgen ? ? 05—Craig A. Jacobson* ? ? 06—Victor A. Kaufman ? ? 07—Peter M. Kern* ? ? 08—Dara Khosrowshahi ? ? 09—John C. Malone ? ? 10-Jose A. Tazon ? ? * To be voted upon by the holders of Expedia, Inc.‘s Common Stock voting as a separate class. All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from the Board of Directors). For Against Abstain 2. Approval of the Third Amended and Restated Expedia, Inc. 2005 Stock and Annual Incentive Plan, including an amendment to increase the number of shares of Expedia common stock authorized for issuance thereunder by 8,000,000 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 022YEA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2014 Annual Report to Stockholders are available at: http://www.RRDEZProxy.com/2015/EXPE IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Expedia, Inc. Notice of 2015 Annual Meeting of Stockholders 8800 West Sunset Boulevard, West Hollywood, California 90069 Proxy Solicited by Board of Directors for Annual Meeting—June 16, 2015 The undersigned stockholder of Expedia, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 2015 and hereby appoints each of Dara Khosrowshahi and Robert J. Dzielak proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Expedia, Inc. to be held on Tuesday, June 16, 2015, at 8:00 a.m. local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock and/or Class B Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING. (Items to be voted appear on reverse side.) C Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.